UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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MDRNA, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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MDRNA, Inc.

3830 Monte Villa Parkway

Bothell, Washington 98021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Wednesday, May 20, 2009 at 10:00 A.M. (Eastern Daylight Time)

TO THE STOCKHOLDERS OF MDRNA, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of MDRNA, Inc. will be held on Wednesday, May 20, 2009, at 10:00 A.M., Eastern Daylight Time, at The University Club, 1 West 54th Street, New York, New York 10019 to consider and vote on the following proposals:

1. To elect five (5) persons to our Board of Directors, each to hold office until the 2010 annual meeting of stockholders and until their respective successors shall have been duly elected or appointed and qualify;

2. To consider and vote upon a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009;

3. To consider and vote upon a proposal to approve an amendment to our amended and restated certificate of incorporation to effect a reverse stock split, at a time in the future, and in such ratio between a one-for-two and one-for-ten reverse stock split, to be determined by our Board of Directors, in conjunction with advice from our investment bankers, to be in the best interest of MDRNA, Inc.

The enclosed Proxy Statement includes information relating to these proposals. Additional purposes of the Annual Meeting are to receive reports of officers (without taking action thereon) and to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on April 8, 2009 are entitled to notice of and to vote at the Annual Meeting. The holders of at least a majority of our outstanding shares of common stock present in person or by proxy are required for a quorum. You may vote electronically through the Internet or by telephone. The instructions on your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it to us in the enclosed envelope.

By Order of the Board of Directors,

Bruce R. York

Secretary and CFO

April 20, 2009

Bothell, Washington

OUR BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN OUR ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE AUTHORIZE A PROXY TO VOTE YOUR SHARES BY INTERNET, TELEPHONE OR MAIL. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT.

MDRNA, Inc.

3830 Monte Villa Parkway

Bothell, Washington 98021

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

To be held Wednesday, May 20, 2009 at 10:00 A.M. (Eastern Daylight Time)

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors”) of MDRNA, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Wednesday, May 20, 2009, at 10:00 A.M., Eastern Daylight Time, at The University Club, 1 West 54th Street, New York, New York 10019, and at any postponements or adjournments thereof (the “Annual Meeting”). This Proxy Statement, the Notice of Annual Meeting of Stockholders and the accompanying proxy card, are being mailed to stockholders on or about April 20, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 20, 2009: The Proxy Statement and the Annual Report to Shareholders are available at www.mdrnainc.com.

Solicitation and Voting Procedures

Solicitation.    The solicitation of proxies will be conducted by mail, and we will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of our common stock, par value $0.006 per share (the “Common Stock”). We intend to use the services of Morrow & Co., Inc., 470 West Ave., Stamford, CT 06902, in soliciting proxies and, as a result, we expect to pay approximately $7,500, plus out-of-pocket expenses, for such services. We may conduct further solicitation personally, telephonically, electronically or by facsimile through our officers, directors and regular employees, none of whom would receive additional compensation for assisting with the solicitation.

Voting.    Stockholders of record may authorize the proxies named in the enclosed proxy card to vote their shares of Common Stock in the following manner:

•	by mail, by marking the enclosed proxy card, signing and dating it, and returning it in the postage-paid enveloped provided;

•

by telephone, by dialing the toll-free telephone number 1-800-PROXIES (1-800-776-9437) from within the United States or Canada and following the instructions. Stockholders voting by telephone need not return the proxy card; and

•	through the Internet, by accessing the World Wide Website address www.voteproxy.com. Stockholders voting by the Internet need not return the proxy card.

Revocability of Proxies.    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised in the same manner in which it was given, or by delivering to Bruce R. York, Secretary, MDRNA, Inc., 3830 Monte Villa Parkway, Bothell, Washington 98021, a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and giving notice of your intention to vote in person.

Voting Procedure.    The presence at the Annual Meeting of a majority of our outstanding shares of Common Stock, represented either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The close of business on April 8, 2009 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. As of the Record Date, there were 34,834,159 shares of Common Stock outstanding. Under Delaware law, stockholders will not have appraisal or similar rights in connection with any proposal set forth in this Proxy Statement.

Stockholder votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Shares represented by a properly executed and delivered proxy will be voted at the Annual Meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. If no instructions are given, the shares will be voted FOR Proposal Nos. 1, 2, and 3. Abstentions and broker non-votes will each be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting. Abstentions will have no effect on the outcome of the election of directors, but will be counted as a vote AGAINST the ratification of KPMG LLP as our independent registered public accounting firm and AGAINST the proposal to effect a reverse stock split of our common stock. Broker non-votes will have no effect on the outcome of the election of directors or the ratification of KPMG LLP as our independent registered public accounting firm, but will be considered as a vote AGAINST the proposal to effect a reverse stock split of our common stock. A broker non-vote occurs when a broker submits a proxy card with respect to shares of Common Stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Conduct Rule 2260 of the NASDAQ Stock Market (“NASDAQ”) states that member organizations are not permitted to give proxies when instructions have not been received from beneficial owners; provided, however, that a member organization may give proxies when instructions have not been received from beneficial owners if given pursuant to the rules of a national securities exchange to which the member is also responsible. Under Rule 452 of the New York Stock Exchange (the “NYSE”), which governs brokers who are voting with respect to shares held in street name, a broker may have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, the ratification of independent registered public accounting firm and increases in authorized common stock for general corporate purposes. Accordingly, a broker that is a member organization of NASDAQ will not be permitted to vote a properly executed proxy when no instructions have been given, unless such broker is also a member of the NYSE, in which case such broker would have the discretion to vote the proxy for Proposal Nos. 1, 2 and 3 in accordance with Rule 452 of the NYSE.

On each matter properly presented for consideration at the Annual Meeting, stockholders will be entitled to one vote for each share of Common Stock held. Stockholders do not have cumulative voting rights in the election of directors. For the election of directors, the nominees who receive a plurality of votes from the shares present and entitled to vote at the Annual Meeting will be elected. For the ratification of our independent registered public accounting firm the vote of a majority of the shares present and entitled to vote is required.

If any other matters are properly presented for consideration at the meeting, the persons named in the enclosed proxy will have discretion to vote on those matters in accordance with their best judgment.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement or our annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: MDRNA, Inc., 3830 Monte Villa Parkway, Bothell, Washington 98021, phone: (425) 908-3600, Attention: Bruce R. York, Secretary. If you want to receive separate copies of our annual report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our Amended and Restated Bylaws (the “Bylaws”) provide that the Board of Directors shall consist of not less than five (5) members and not more than eleven (11) members, as fixed by the Board of Directors. Following the Annual Meeting, the number of our Board of Directors shall be fixed at five (5).

At the Annual Meeting, five (5) directors are to be elected by the holders of the Common Stock to serve until the 2010 annual meeting of our stockholders and until such directors’ respective successors are elected or appointed and qualify or until any such director’s earlier resignation or removal. The Board of Directors, acting upon the recommendation of its Nominating and Corporate Governance Committee, has nominated J. Michael French, Daniel Peters, James Rothman, Ph.D., Gregory Sessler and Bruce R. Thaw for election to the Board of Directors at the Annual Meeting. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the current Board of Directors or the proxy holders to fill such vacancy or for the balance of those nominees named without the nomination of a substitute, or the size of the Board of Directors may be reduced in accordance with our Bylaws.

Nominees

The following information is submitted concerning the nominees for election as directors based upon information received by us from such persons:

J. Michael French.    On June 10, 2008, we entered into an employment agreement with Mr. French pursuant to which Mr. French began serving as our Chief Executive Officer (“CEO”) starting June 23, 2008. On September 11, 2008, Mr. French joined our Board of Directors, and effective October 1, 2008 he added the title of President. Prior to joining us, Mr. French served as President of Rosetta Genomics, Inc. from May 2007 to August 2007. Mr. French also served as Senior Vice President of Corporate Development for Sirna Therapeutics, Inc. (“Sirna”) from July 2005 to January 2007, when Sirna was acquired by Merck and Co., Inc. (“Merck”), and he served in various executive positions, including Chief Business Officer, Senior Vice President of Business Development and Vice President of Strategic Alliances, of Entelos, Inc., a pre-IPO biotechnology company, from 2000 to 2005. Mr. French holds a B.S. in aerospace engineering from the U.S. Military Academy at West Point and a M.S. in physiology and biophysics from Georgetown University.

Daniel Peters.    Mr. Peters has served on our Board of Directors since June 2008 and currently serves on the Audit and Compensation Committees and serves as Chair of the Nominating and Corporate Governance Committee. Mr. Peters was most recently President and CEO of Medical Diagnostics at GE Healthcare and a corporate officer at GE, retiring at the end of 2007. Prior to his role at GE, Mr. Peters served as Chief Operating Officer at Amersham Health. Previously, Mr. Peters served as the President of Nycomed Amersham Imaging Inc., where he was responsible for managing the company’s diagnostic pharmaceutical operations in North, South and Central America. Mr. Peters had been President of Nycomed Imaging Inc. in the Americas from 1994 to 1997. Prior to that, Mr. Peters held roles of increasing responsibility within the U.S. pharmaceuticals business of Sterling Winthrop, being appointed President of the U.S. Pharmaceutical business in 1993. Mr. Peters is currently on the board of Phadia AB in Uppsala Sweden, serving as Chairman. Previously, Mr. Peters served as a Trustee and founding member of the Health Care Institute of New Jersey from 1996 to 2006, a board member of the Pharmaceutical Research and Manufacturers of America from 1995 to 2005, and a board member of the National Pharmaceutical Council from 1990 to 1993. Mr. Peters also served on the board of Diatide Inc. from 1994 to 1997. Mr. Peters holds a bachelors degree from Western Illinois University.

James E. Rothman, Ph.D.    Dr. Rothman has served on our Board of Directors since June 2008, and he served as a member of our Scientific Advisory Board from April 2008 until December 2008. Dr. Rothman is one of the world’s most distinguished biochemists and cell biologists and is currently the Wallace Professor and Chairman of the Department of Cell Biology at The Yale University School of Medicine. From 2004 until 2007, Dr. Rothman served as Chief Science Advisor of GE Healthcare. He is renowned for discovering the molecular machinery responsible for the transfer of materials among compartments within cells. Prior to joining Yale University in 2008, Dr. Rothman held Professorships at Stanford University from 1978 to 1988; Princeton University from 1988 to 1991; Memorial Sloan-Kettering Cancer Center from 1991 to 2004; and Columbia University from 2004 to 2008. Dr. Rothman’s pioneering research in cell biology has been recognized by election to the U.S. National Academy of Sciences in 1993. He has also received numerous international awards, including the Lasker Award in 2002. He is currently a senior advisor to GE and Eli Lilly.

Gregory Sessler.    Mr. Sessler has served on our Board of Directors since June 2008 and currently serves as Chair of the Audit Committee and as a member of the Nominating and Corporate Governance Committee of the Board of Directors. Mr. Sessler has served as the Chief Operating Officer since December 2008 and as the Executive Vice President and Chief Financial Officer (“CFO”) of Spiration, Inc. since 2002, and is also currently a director and chairman of the audit committee of VLST, Corp. Prior to joining Spiration, Mr. Sessler served as Senior Vice President and CFO of Rosetta Inpharmatics, a leader in informational genomics, from March 2000 until its acquisition by Merck & Co., Inc. in July 2001 for $540 million. Mr. Sessler is a member of the AICPA and FEI, and he previously served on the board of directors of Corixa Corporation. He also serves on the Executive Committee and is a past chairman of the board of directors of the Washington Biotechnology and Biomedical Association. Mr. Sessler holds a bachelors degree, magna cum laude, from Syracuse University and an MBA from the Stanford Graduate School of Business.

Bruce R. Thaw.    Mr. Thaw has been a member of our Board of Directors since June 1991 and currently serves as Chairman of the Board and as a member of the Audit and Compensation Committees of our Board of Directors. Since January 2000, Mr. Thaw has served as the President and CEO of Bulbtronics, Inc., a national distributor of technical and specialty light sources and related products to the medical, scientific, entertainment and industrial markets. Mr. Thaw is a practicing attorney and was admitted to the bar of the State of New York in 1978 and the California State Bar in 1983. From 1984 to 2001, Mr. Thaw served as our general counsel. From 1990 until April 2007, Mr. Thaw served as a member of the board of directors of SafeNet, Inc., a company that designs, manufactures and markets information security systems, products and services that protect and secure digital identities, communications, intellectual property and applications over wide area networks and virtual private networks. Mr. Thaw holds a B.B.A. degree in Banking and Finance from Hofstra University and a J.D. degree from the Hofstra University School of Law.

Vote Required and Board of Directors’ Recommendation

Assuming a quorum is present, the affirmative vote of a plurality of the votes cast at the Annual Meeting, either in person or by proxy, is required for the election of a director. For purposes of the election of directors, abstentions and broker non-votes will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ALL OF THE NOMINEES NAMED IN PROPOSAL NO. 1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of March 31, 2009, we are not aware of any beneficial owners with greater than 5% of our outstanding shares of Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is certain information as of March 31, 2009 for (i) the members of and nominees for the Board of Directors, (ii) our executive officers named in the Summary Compensation Table below, and (iii) our directors and executive officers as a group. Unless otherwise indicated, the business address of each person in the table below is c/o MDRNA, Inc., 3830 Monte Villa Parkway, Bothell, Washington 98021. No shares identified below are subject to a pledge.

Name	Age	Number of Shares(1)		Percent of Shares Outstanding (%)(1)
Alexander D. Cross, Director	77	76,000	(2)	*
J. Michael French, Director, President and CEO	49	10,000	(3)	*
Daniel Peters, Director	57	—	(4)	*
John V. Pollock, Director	70	83,333	(5)	*
Steven C. Quay, Director (Former Chairman, CEO and CSO)	58	2,870,906	(6)	7.9%
James E. Rothman, Director	58	104,371	(7)	*
Gregory Sessler, Director	56	—	(8)	*
Bruce R. Thaw, Chairman of the Board of Directors	56	210,041	(9)	*
Bruce R. York, CFO	54	44,899	(10)	*
Barry Polisky, CSO (employment started January 2, 2009)	63	—		*
Gordon C. Brandt, Former President	49	41,705	(11)	*
Timothy M. Duffy, Former CBO	48	56,395	(12)	*
All directors and executive officers as a group (10 persons)	—	3,399,560	(13)	9.2%

*	Beneficial ownership of less than 1.0% is omitted.

(1)	Except as otherwise noted below, includes all outstanding shares of Common Stock, shares of Common Stock underlying vested options, and all outstanding restricted shares of Common Stock (both vested and unvested), that are owned beneficially by the individual listed with sole voting and/or investment power. All references to “vested” options shall include all such options that are exercisable as of March 31, 2009, as well as those options that will become exercisable within 60 days of March 31, 2009.

(2)	Includes vested options to purchase 38,000 shares of Common Stock and 5,332 unvested restricted shares of Common Stock.

(3)	None of Mr. French’s 1,260,000 options to purchase Common Stock vest within 60 days of March 31, 2009.

(4)	None of Mr. Peter’s 45,000 options to purchase Common Stock vest within 60 days of March 31, 2009.

(5)	Includes vested options to purchase 52,500 shares of Common Stock and 4,999 unvested restricted shares of Common Stock.

(6)	Dr. Quay was terminated as our CSO and resigned as our Chairman of the Board on October 27, 2008. Dr. Quay had previously resigned as CEO effective June 23, 2008. Under the terms of his employment agreement with us, following his termination as CSO, Dr. Quay remained as an employee through November 30, 2008 and all of his unvested stock options and restricted stock became fully vested as of that date. Dr. Quay surrendered, without consideration, 700,000 underwater options on October 28, 2008 and 800,000 underwater options on March 16, 2009. Includes vested options to purchase 1,704,247 shares of Common Stock and 165 shares of Common Stock held by his spouse.

(7)	Includes vested options to purchase 104,371 shares of Common Stock granted to Dr. Rothman in connection with his service on our Scientific Advisory Board.

(8)	None of Mr. Sessler’s 60,000 options to purchase Common Stock vest within 60 days of March 31, 2009.

(9)	Includes vested options to purchase 46,000 shares of Common Stock and 4,999 unvested restricted shares of Common Stock.

(10)	Includes vested options to purchase 9,667 shares of Common Stock and 13,417 unvested restricted shares of Common Stock.

(11)	Dr. Brandt was terminated in connection with our reduction in force in August 2008. Under the terms of his employment agreement with us, he remained as an employee through the end of September 2008 and all of his unvested stock options and restricted stock became fully vested as of September 30, 2008. As of that date, Dr. Brandt held 41,705 shares of Common Stock and held vested options to purchase 65,532 shares of Common Stock. The options expired unexercised on December 30, 2008 in accordance with their terms. The Common Stock ownership information is based upon information available to us as of September 30, 2008 and may not reflect transactions subsequent to that date.

(12)	Mr. Duffy was terminated in connection with our reduction in force in August 2008. Under the terms of his employment agreement with us, he remained as an employee through the end of September 2008 and all of his unvested stock options and restricted stock became fully vested as of September 30, 2008. As of that date, Mr. Duffy held 56,395 shares of Common Stock and held vested options to purchase 87,984 shares of Common Stock. The options expired unexercised on December 30, 2008 in accordance with their terms. The Common Stock ownership information is based upon information available to us as of September 30, 2008 and may not reflect transactions subsequent to that date.

(13)	Includes vested options to purchase 2,754,785 shares of Common Stock, 28,747 unvested restricted shares of Common Stock and 165 shares of Common Stock indirectly held by spouses. Dr. Brandt and Mr. Duffy were excluded since they were no longer employed by us on December 31, 2008.

Biographical information concerning our CEO is set forth above under the caption “Proposal No. 1 — Election of Directors.” Biographical information concerning our remaining executive officers is set forth below.

Bruce R. York.    Following the resignation of our previous CFO in January 2008, Mr. York was appointed to serve as our CFO and Secretary. He joined us as our Director, Accounting and Corporate Controller in August 2004. In September 2005, he was appointed our Senior Director, Finance, interim Chief Accounting Officer and interim Assistant Secretary. Effective January 1, 2006, the interim titles were removed. Prior to joining us, he served as VP, CFO and Corporate Secretary of Cellular Technical Services Company, Inc. from 1999 to 2004. He served as Director of Finance for Cell Therapeutics, Inc. from 1998 to 1999, was employed by Physio Control International Corporation from 1987 to 1998, holding positions of Director of Business Planning, Director of Finance — Europe, Director of Finance and Corporate Controller and Manager of Tax and Assets and was employed by Price Waterhouse from 1978 to 1987. He earned a B.A. in government from Dartmouth College and an M.B.A. in finance and accounting from the Amos Tuck School of Business at Dartmouth. Mr. York, age 54, has been a licensed CPA since 1979.

Barry Polisky, Ph.D.    Dr. Polisky has served as our Chief Scientific Officer since January 2, 2009. Previously, he served as a consultant to Merck from February 2008 to August 2008, and served as Research Vice President of Merck from January 2007 to January 2008. Dr. Polisky also served as Chief Scientific Officer and Senior Vice President of Sirna from March 2005 to January 2007, when Sirna was acquired by Merck, and served Sirna as Senior Vice President of Research from December 2003 to February 2005 and as Vice President of Research from June 2002 to December 2003. Prior to joining Sirna, Dr. Polisky served as Vice-President of Research at ThermoBiostar, Inc. from 1999 to 2002, where he developed a non-instrumented SNP diagnostic platform. Dr. Polisky, age 63, received his Ph.D. in molecular biology from the University of Colorado and conducted post-doctoral work in the Department of Biochemistry and Biophysics, University of California, San Francisco.

Certain Relationships and Related Transactions

Contractual Arrangements.    Pursuant to the terms and conditions of Mr. French’s employment agreement, we agreed, for the term of Mr. French’s employment with us, to nominate Mr. French for successive terms as a member of the Board of Directors. We are obligated to use all best efforts to cause Mr. French to be elected to the Board of Directors at the Annual Meeting.

Independence of the Board of Directors

The Board of Directors has adopted NASDAQ’s standards for determining the independence of its members and believes that it interprets these requirements conservatively. In applying these standards, the Board of Directors considers commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others, in assessing the independence of directors, and must disclose any basis for determining that a relationship is not material. The Board of Directors has determined that a majority of the current members of the Board of Directors, namely Alexander D. Cross, Daniel Peters, John V. Pollock, Gregory Sessler and Bruce R. Thaw, are independent directors within the meaning of such NASDAQ independence standards in terms of independence from management, such members constituting five (5) of the eight (8) current members of the Board of Directors. The Board also has determined that a majority of the nominees for the Board of Directors, namely Daniel Peters, Gregory Sessler and Bruce R. Thaw, are independent directors within the meaning of such NASDAQ independence standards in terms of independence from management during the past year, such members constituting three (3) of the five (5) director nominees. In making these independence determinations, the Board of Directors did not exclude from consideration as immaterial any relationship potentially compromising the independence of any of the above directors.

Meetings of the Board of Directors

The Board of Directors held 14 meetings during 2008. During 2008, all incumbent directors attended more than 75% of the aggregate number of meetings of the Board of Directors. We do not have a formal policy regarding attendance by members of the Board of Directors at the annual meetings of stockholders, but we strongly encourage all members of the Board of Directors to attend our annual meetings and expect such attendance except in the event of extraordinary circumstances. All incumbent members of the Board of Directors attended our annual meeting of stockholders on June 10, 2008.

Executive Sessions of the Board of Directors consisting only of independent directors will be held at least twice per year, and periodically as determined by the independent directors. Such Executive Sessions will typically occur immediately following regularly scheduled meetings of the Board of Directors or at any other time and place as the independent directors may determine. The Board of Directors had previously designated Bruce R. Thaw to serve as our Lead Independent Director. In this capacity, Mr. Thaw was generally responsible for organizing, managing and presiding over the Executive Sessions of the Board of Directors and performing such other oversight functions from time to time as the independent directors deem necessary or appropriate, and reporting on outcomes of the Executive Sessions and such other activities to the Board of Directors and CEO as appropriate. Upon the resignation of Steven C. Quay as the Chairman of our Board of Directors in September, 2008, Mr. Thaw was elected Chairman of the Board of Directors and has continued to serve in that capacity. Interested parties may submit matters for consideration to the independent directors by utilizing the procedures identified under “Stockholder Communications” in this Proxy Statement. During 2008, the independent directors met in Executive Session four times.

Committees of the Board of Directors

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board of Directors has adopted written charters for each of these Committees, which we make available free of charge on or through our Internet website, as well as items related to corporate governance matters, including the charters of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors and our Code of Business Conduct and Ethics applicable to all employees, officers and directors. We maintain our Internet website at www.mdrnainc.com. You can access our committee charters and code of conduct on our website by first clicking “About MDRNA” and then “Corporate Governance.” We intend to disclose on our Internet website any amendments to or waivers from our Code of Business Conduct and Ethics, as well as any amendments to the charters of any of the Audit, Compensation or Nominating and Corporate Governance Committees of the Board of Directors. Any stockholder also may obtain copies of these documents, free of charge, by sending a request in writing to: MDRNA, Inc., Investor Relations Department, 3830 Monte Villa Parkway, Bothell, Washington 98021. The current members of these three committees are identified in the following table:

Director	Chairman	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Alexander D. Cross		X		X
J. Michael French
Daniel Peters		X	X	Chair
John V. Pollock			Chair	X
Steven C. Quay
James E. Rothman
Gregory Sessler		Chair		X
Bruce R. Thaw	X	X	X

Audit Committee.    The Audit Committee, which currently consists of Gregory Sessler, Chairman, Alexander D. Cross, Daniel Peters and Bruce R. Thaw, held eight meetings during 2008. All incumbent directors who served as members of the Audit Committee attended at least 75% of the meetings during the periods served as committee members in 2008. Among other functions, the Audit Committee authorizes and approves the engagement of the independent registered public accounting firm, reviews the results and scope of the audit and other services provided by the independent registered public accounting firm, reviews our financial statements, reviews and evaluates our internal control functions, approves or establishes pre-approval policies and procedures for all professional audit and permissible non-audit services provided by the independent registered public accounting firm and reviews and approves any proposed related party transactions.

The Board of Directors has determined that each of Gregory Sessler, Alexander D. Cross, Daniel Peters and Bruce R. Thaw is an independent director within the meaning of the NASDAQ independence standards and Rule 10A-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member of the Audit Committee qualifies as an Audit Committee Financial Expert under applicable SEC Rules and satisfies the NASDAQ standards of financial literacy and financial or accounting expertise or experience.

Compensation Committee.    The Compensation Committee, which currently consists of John V. Pollock, Chairman, Daniel Peters and Bruce R. Thaw, held eight meetings during 2008. All incumbent directors who served as members of the Compensation Committee attended at least 75% of the meetings during the periods served as committee members in 2008. The Board of Directors has determined that each of the members of the Compensation Committee is an independent director within the meaning of the NASDAQ independence standards.

The Compensation Committee’s functions include reviewing and approving the compensation and benefits for our executive officers, administering our equity compensation plans and making recommendations to the Board of Directors regarding these matters. The CEO does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the committee’s deliberations about their compensation. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors. In certain cases, the Compensation Committee has retained Mercer Human Resource Consulting, a human resource and compensation consulting firm, as its independent compensation consultant, to assist it in reviewing and approving the compensation and benefits for our executive officers. The consultant served at the request of the committee, and its fees were approved by the committee. The consultant has provided the committee with information regarding the compensation paid by our competitors and other employers who compete with us for executives.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee, which currently consists of Daniel Peters, Chairman, Gregory Sessler, John V. Pollock and Alexander D. Cross, held three meetings during 2008. All incumbent directors who served as members of the Nominating and Corporate Governance Committee attended at least 75% of the meetings during the periods served as committee members in 2008, except John V. Pollock, who attended one of the two meetings held during his tenure which began June 10, 2008. The Nominating and Corporate Governance Committee searches for and recommends to the Board of Directors potential nominees for director positions and makes recommendations to the Board of Directors regarding the size, composition and compensation of the Board of Directors and its committees. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee are independent directors within the meaning of the NASDAQ independence standards.

In selecting candidates for the Board of Directors, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the annual meeting of stockholders desire and are qualified to continue their service on the Board of Directors. We are of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, giving us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure, while contributing to the Board of Directors’ ability to work as a collective body. Accordingly, it is the policy of the Nominating and Corporate Governance Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Nominating and Corporate Governance Committee’s criteria for membership on the Board of Directors, whom the Nominating and Corporate Governance Committee believes will continue to make important contributions to the Board of Directors and who consent to stand for re-election and, if re-elected, will continue their service on the Board of Directors. If there are positions on the Board of Directors for which the Nominating and Corporate Governance Committee will not be re-nominating an incumbent director, or if there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee will solicit recommendations for nominees from persons whom the Nominating and Corporate Governance Committee believes are likely to be familiar with qualified candidates, including members of our Board of Directors and our senior management. The Nominating and Corporate Governance Committee may also engage a search firm to assist in the identification of qualified candidates. The Nominating and Corporate Governance Committee will review and evaluate each candidate whom it believes merits serious consideration, taking into account all available information concerning the candidate, the existing composition and mix of talent and expertise on the Board of Directors and other factors that it deems relevant. In conducting its review and evaluation, the Committee may solicit the views of management and other members of the Board of Directors and may, if deemed helpful, conduct interviews of proposed candidates.

The Nominating and Corporate Governance Committee generally requires that all candidates for the Board of Directors be of the highest personal and professional integrity and have demonstrated exceptional ability and judgment. The Nominating and Corporate Governance Committee will consider whether such candidate will be effective, in conjunction with the other members of the Board of Directors, in collectively serving the long-term interests of our stockholders. In addition, the Nominating and Corporate Governance Committee requires that all candidates have no interests that materially conflict with our interests and those of our stockholders, have meaningful management, advisory or policy making experience, have a general appreciation of the major business issues facing us and have adequate time to devote to service on the Board of Directors. We also require that a majority of our directors be independent, at least three directors have the financial literacy necessary for service on the Audit Committee under applicable NASDAQ rules and at least one director qualifies as an Audit Committee Financial Expert in accordance with applicable SEC rules.

The Nominating and Corporate Governance Committee will consider stockholder recommendations for nominees to fill director positions, provided that the Nominating and Corporate Governance Committee will not entertain stockholder nominations from stockholders who do not meet the eligibility criteria for submission of stockholder proposals under SEC Rule 14a-8 of Regulation 14A under the Exchange Act. Stockholders may submit written recommendations for committee appointments or recommendations for nominees to the Board of Directors, together with appropriate biographical information and qualifications of such nominees as required by our Bylaws, to our Corporate Secretary following the same procedures as described in “Stockholder Communications” in this Proxy Statement. In order for the Nominating and Corporate Governance Committee to consider a nominee for directorship submitted by a stockholder, such recommendation must be received by the Corporate Secretary by the time period set forth in our most recent proxy statement for the submission of stockholder proposals under SEC Rule 14a-8 of Regulation 14A under the Exchange Act. The Corporate Secretary shall then deliver any such communications to the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate stockholder recommendations for candidates for the Board of Directors using the same criteria as for other candidates, except that the Nominating and Corporate Governance Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in our equity.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during fiscal 2008, or at any time in the past, one of our officers or employees, or had a relationship in fiscal 2008 requiring disclosure under applicable SEC regulations. None of our executive officers currently serves, or served during fiscal 2008, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Stockholder Communications

All stockholder communications must (i) be addressed to our Corporate Secretary at our address, (ii) be in writing either in print or electronic format, (iii) be signed by the stockholder sending the communication, (iv) indicate whether the communication is intended for the entire Board of Directors, the Nominating and Corporate Governance Committee, or the independent directors, (v) if the communication relates to a stockholder proposal or director nominee, identify the number of shares held by the stockholder, the length of time such shares have been held, and the stockholder’s intention to hold or dispose of such shares, provided that the Board of Directors and the Nominating and Corporate Governance Committee will not entertain shareholder proposals or shareholder nominations from shareholders who do not meet the eligibility and procedural criteria for submission of shareholder proposals under Commission Rule 14a-8 of Regulation 14A under the Exchange Act and (vi) if the communication relates to a director nominee being recommended by the stockholder, must include appropriate biographical information of the candidate as is required by our Bylaws.

Upon receipt of a stockholder communication that is compliant with the requirements identified above, the Corporate Secretary shall promptly deliver such communication to the appropriate member(s) of the Board of Directors or committee member(s) identified by the stockholder as the intended recipient of such communication by forwarding the communication to either the chairman of the Board of Directors with a copy to the CEO, the chairman of the Nominating and Corporate Governance Committee, or to each of the independent directors, as the case may be.

The Corporate Secretary may, in his or her sole discretion and acting in good faith, provide copies of any such stockholder communication to any one or more of our directors and executive officers, except that in processing any stockholder communication addressed to the independent directors, the Corporate Secretary may not copy any member of management in forwarding such communications. In addition, the Secretary may, in his or her sole discretion and acting in good faith, not forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for consideration by the intended recipient and any such correspondence may be forwarded elsewhere in the Company for review and possible response.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as our independent registered public accounting firm for the year ended December 31, 2008, has been our independent registered public accounting firm for each completed fiscal year beginning with the year ended December 31, 1996, and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2009. In the event that ratification of this appointment of independent registered public accounting firm is not approved by the affirmative vote of a majority of votes cast on the matter, then the appointment of our independent registered public accounting firm will be reconsidered by the Audit Committee. Representatives of KPMG LLP are expected to be present at the annual meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

Your ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 does not preclude the Audit Committee from terminating its engagement of KPMG LLP and retaining a new independent registered public accounting firm, if it determines that such an action would be in our best interest. Total fees billed to us by KPMG LLP for the years ended December 31, 2008 and 2007 were $329,850 and $483,827, respectively, and were comprised of the following:

Audit Fees.    The aggregate fees billed for professional services rendered in connection with (i) the audit of our annual financial statements, (ii) the audit of our internal controls over financial reporting, (iii) the review of the financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, (iv) consents and comfort letters issued in connection with equity offerings and (v) services provided in connection with statutory and regulatory filings or engagements were $309,655 for the year ended December 31, 2008 and $483,827 for the year ended December 31, 2007.

Audit-Related Fees.    We incurred $20,195 in audit-related fees in 2008 for the audit of our 401(k) plan for the year ended December 31, 2007. We did not incur any audit-related fees for the year ended December 31, 2007.

Tax Fees.    The aggregate fees billed for professional services rendered in connection with tax compliance, tax planning and federal and state tax advice were zero for the years ended December 31, 2008 and December 31, 2007.

All Other Fees.    We did not incur any such other fees for the years ended December 31, 2008 and December 31, 2007.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee has the sole authority to appoint or replace our independent registered public accounting firm (subject, if applicable, to stockholder ratification). The Audit Committee is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm is engaged by, and reports directly to, the Audit Committee.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and SEC Rule 2-01(c)(7)(i)(C) of Regulation S-X, provided that all such excepted services are subsequently approved by the Audit Committee prior to the completion of the audit. In the event pre-approval for such auditing services and permitted non-audit services cannot be obtained as a result of inherent time constraints in the matter for which such services are required, the Chairman of the Audit Committee has been granted the authority to pre-approve such services, provided that the estimated cost of such services on each such occasion does not exceed $15,000, and the Chairman of the Audit Committee reports for ratification such pre-approval to the Audit Committee at its next scheduled meeting. The Audit Committee has complied with the procedures set forth above, and has otherwise complied with the provisions of its charter.

Vote Required and Board of Directors’ Recommendation

Assuming a quorum is present, the affirmative vote of a majority of the shares present at the Annual Meeting and entitled to vote, either in person or by proxy, is required for approval of Proposal No. 2. For purposes of the ratification of our independent registered public accounting firm, abstentions will have the same effect as a vote against this proposal and broker non-votes will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT

A REVERSE STOCK SPLIT AT THE DISCRETION OF THE BOARD OF DIRECTORS

We are seeking your approval of an amendment to our amended and restated certificate of incorporation to authorize our Board of Directors to effect a reverse stock split of our outstanding Common Stock in the range of one-for-two to one-for-ten without further approval of our shareholders, upon a determination by our Board of Directors, in consultation with our investment bankers, that such a reverse stock split is in our and our shareholders’ best interests. As of the date hereof, we do not have any plan, commitment, arrangement, understanding or agreement to issue any of the additional shares of Common Stock that would become available as a result of the reverse split.

Our Common Stock is presently listed on The NASDAQ Global Market. In August 2008, our stock price began trading below $1.00 per share and remained below that threshold for more than 30 days, resulting in a notification in September 2008 from NASDAQ, which oversees The NASDAQ Global Market, that unless we were able to raise our stock price above $1.00 per share for a minimum of 10 consecutive business days prior to March 18, 2009, our Common Stock may be delisted from The NASDAQ Global Market. On October 16, 2008, NASDAQ temporarily suspended the bid price requirement rules for all NASDAQ listed companies until April 20, 2009. This suspension has been further extended until July 20, 2009. We had 154 calendar days remaining to regain compliance on October 16, 2008, and, accordingly, our new compliance date is December 21, 2009. Our stock price is currently trading below $1.00, and we may need to effect a reverse stock split to regain compliance with NASDAQ’s $1.00 minimum bid price requirement when it goes back into effect.

We believe that a reverse stock split may help facilitate our continued compliance with the NASDAQ minimum bid price rule by increasing the bid price of our Common Stock, although we cannot assure you that this will be the case or that any such price increase can be sustained. If we do not maintain compliance and our Common Stock is delisted from The NASDAQ Global Market, trading in our Common Stock would have to be conducted on a regional stock exchange, if available, or in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. Any of these would likely significantly decrease the liquidity of our Common Stock.

Additionally, our investment bankers have advised that it may be in our best interests to increase the per-share price of our Common Stock through a reverse stock split in order to enhance the desirability and marketability of our Common Stock to the financial community and to attract different investors in future financings and in regular market trading. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their own portfolios, which reduces the number of potential buyers of our Common Stock. In addition, analysts at many leading brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. A variety of brokerage house policies and practices also tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. We believe that if the reverse stock split has the effect of increasing the trading price of our Common Stock, the investment community may find our Common Stock to be more attractive, which could promote greater liquidity for our existing shareholders.

As a result, the Board of Directors has determined that it may be in our best interest to effect a reverse stock split in the near future in an effort to increase the per-share price of our Common Stock. As such, we are asking our shareholders to approve an amendment to our amended and restated certificate of incorporation authorizing a reverse stock split in the range of one-for-two to one-for-ten and granting the Board of Directors the discretion to effect the reverse stock split within this range at any time, and at such ratio that it determines appropriate. Further discussion of the reasons for, and possible consequences of, the reverse stock split can be found below in the subsections titled “Reasons for the Reverse Stock Split” and “Possible Effects of the Reverse Stock Split.”

If this proposal is approved, the Board of Directors will have the authority, but not the obligation, in its sole discretion and without any further action on the part of the shareholders, to effect, at any time it believes to be most advantageous to us and to our shareholders, a reverse stock split in the range of one-for-two to one-for-ten. This Proposal would give the Board the authority to implement one, but not more than one, reverse stock split. A reverse stock split would be effected by the filing of an amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. The Board of Directors will have the ability to decline to file the amendment to our amended and restated certificate of incorporation without further shareholder action if it subsequently determines that a reverse stock split is no longer in our best interest.

If the reverse stock split is effected by the Board of Directors, the number of shares of Common Stock owned by each shareholder will be reduced by the same proportion as the reduction in the total number of shares of Common Stock outstanding, so that the percentage of the outstanding Common Stock owned by each shareholder after the reverse stock split will remain approximately the same as the percentage owned before the reverse stock split. The proportions may not be exactly the same due to the treatment of fractional shares that may result from the reverse stock split. The proposed reverse stock split will reduce the number of shares of outstanding Common Stock; however, it will not have the effect of reducing the number of shares of authorized Common Stock. Therefore, (i) assuming we effected a one-for-two reverse stock split on the Record Date for this Annual Meeting, following such reverse split we would continue to have 90 million shares of authorized Common Stock but there would only be approximately 17,417,080 shares of Common Stock issued and outstanding, and (ii) assuming we effected a one-for-ten reverse stock split on the Record Date for this Annual Meeting, following such reverse split we would continue to have 90 million shares of authorized Common Stock but there would only be approximately 3,484,416 shares of Common Stock issued and outstanding. As a result of these factors, the reverse stock split would in effect create “headroom” in the form of more available authorized but unissued shares of Common Stock. Assuming passage of the reverse stock split, we do not have any plan, commitment, arrangement, understanding or agreement, written or oral, to utilize such additional “headroom” to issue Common Stock.

The reverse stock split will not affect any shareholder’s individual proportionate voting power, except to a minor extent due to the handling of fractional shares.

We have granted options to purchase our Common Stock and restricted stock awards to our employees as authorized by our 2000 Non-Qualified Stock Option Plan, our 2002 Stock Option Plan, our 2004 Stock Incentive Plan and our 2008 Stock Incentive Plan (collectively, the “Plans”). In addition, our 2007 Employee Stock Purchase Plan (the “ESPP”) allows eligible employees to purchase our Common Stock at a discount. We will continue to grant options to purchase our Common Stock and awards of restricted stock to our employees as authorized by our Plans and will continue to allow employees to purchase our Common Stock under the ESPP. The terms of each of the Plans and the ESPP provide for appropriate adjustment in the number and class of shares reserved for granting of awards and in the number, class and prices of shares covered by the awards granted pursuant to the Plans but not yet exercised. If the reverse split is implemented, the Board of Directors or the applicable Plan or ESPP administrator will take the above-mentioned appropriate action(s). We will also make appropriate adjustments to any outstanding stock options granted outside of the Plans to reflect the reverse stock split, including adjustments to the 1,099,963 options granted to Mr. French as an employment inducement grant in June 2008.

As our Common Stock is registered under the Exchange, we are subject to the reporting and other requirements of the Exchange Act. The reverse split, if implemented, will not affect the registration of our Common Stock under the Exchange Act or our reporting or other requirements thereunder. As of the date of this proxy statement, our Common Stock is traded on The NASDAQ Global Market under the symbol “MRNA” subject to our continued satisfaction of The NASDAQ Global Market listing requirements. If the reverse stock split is implemented, our Common Stock will continue to be reported under the symbol “MRNA” (although, in accordance with NASDAQ rules, the letter “D” will be added to the end of the trading symbol for a period of 20 trading days from the effective date of the reverse stock split to indicate that the reverse stock split has occurred). While the primary reason for the proposed reverse stock split is to meet the continued listing requirements of The NASDAQ Global Market, there can be no assurance that our Common Stock will continue to be listed on The NASDAQ Global Market or that we will be able to conform to all applicable listing requirements. Further, as the reverse stock split is also being considered for strategic purposes relating to potential financings, the reverse stock split may, if effected by the Board, occur whether or not our Common Stock continues to be listed on The NASDAQ Global Market.

In addition to our non-compliance with NASDAQ’s minimum bid price requirement, we also do not currently comply with the $10 million minimum stockholders’ equity requirement for The NASDAQ Global Market. On March 4, 2009, we received a NASDAQ Staff Determination indicating that our Common Stock would be subject to delisting from The NASDAQ Global Market as a result of the stockholders’ equity deficiency. We have requested an oral hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination, which will stay any action with respect to the Staff Determination until the Panel renders a decision subsequent to the hearing. The hearing is scheduled for April 23, 2009.

Reasons for the Reverse Stock Split

Complying with the continued listing requirements for our Common Stock on The NASDAQ Global Market is the primary reason for the reverse stock split. Based upon the current market price of our Common Stock, we do not satisfy the $1.00 minimum bid price requirement necessary for such a listing. The requirement has been temporarily suspended by NASDAQ until July 20, 2009, and we will have 154 days after the suspension is lifted to meet this requirement. We may need to effect a reverse stock split to regain compliance with NASDAQ’s $1.00 minimum bid price requirement when it becomes effective again in order to maintain such listing.

In addition, our investment bankers have advised us that it may be advantageous to increase the per-share price of our stock through a reverse stock split to appeal to a broader range of investors in potential future financing transactions. Consequently, the Board of Directors intends to amend our amended and restated certificate of incorporation to authorize a reverse stock split and to subsequently effect such a reverse stock split only if it believes that a decrease in the number of shares outstanding is likely to improve compliance with The NASDAQ Global Market listing standards or make our stock more attractive to potential investors for future financings. A reverse stock split would result in a recapitalization intended to increase the per share value of our Common Stock. However, even if we effect the reverse stock split, there can be no assurance of either an immediate or a sustainable increase in the per share trading price of our Common Stock.

Our Board of Directors believes that a reverse stock split would also be beneficial for the following reasons:

•

It could heighten the interest of the financial community in us and potentially broaden the pool of investors that may consider investing in us by increasing the trading price of our Common Stock and decreasing the number of outstanding shares of our Common Stock;

•

It could help to attract institutional investors who have internal policies that either prohibit them from purchasing stocks below a certain minimum price or tend to discourage individual brokers from recommending such stocks to their customers; and

•

It may also encourage investors who had previously been dissuaded from purchasing our Common Stock because commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks.

Text of the Proposed Amendment

If the Board determines to effect the reverse stock split following the approval of the proposal by the shareholders, we propose to amend our amended and restated certificate of incorporation by adding a second paragraph to Article FOURTH, paragraph (a), substantially as follows:

“Effective at the close of business, Pacific Time, on             ,             (the “Effective Time”), each (            ) outstanding shares of the Corporation’s Common Stock will be exchanged and combined, automatically, without further action, into one (1) share of Common Stock. At the Effective Time, there shall be no change in the number of authorized shares, including the number authorized for each class of shares, which the Corporation shall have the authority to issue. Any fraction of a share of Common Stock that would otherwise have resulted from the foregoing exchange and combination shall be converted into the right to receive a cash payment from the Corporation for such fractional shares. The cash payment from the Corporation will be determined by multiplying the fractional amount of the share of Common Stock by $            .”

Possible Effects of the Reverse Stock Split

Once the reverse stock split is implemented, our common shareholders will own a fewer number of shares than they currently own. Although the Board expects that the reduction in outstanding shares of Common Stock will result in an increase in the per share price of our Common Stock, there is no assurance that such a result will occur. Similarly there is no assurance that the reverse stock split will result in a permanent increase in the per share price, which can be dependent on several factors.

Should the per share price of our Common Stock decline upon implementation of the reverse stock split, the percentage decline may be greater than would occur in the absence of the reverse split.

The anticipated resulting increase in per-share price of our Common Stock is expected to encourage interest in our Common Stock and possibly promote greater liquidity for our shareholders. However, such liquidity could also be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

The reverse stock split could be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. It is often the case that the reverse-split adjusted stock price and market capitalization of companies that effect a reverse stock split decline.

The primary purpose for the proposed reverse stock split is to comply with the continued listing standards for The NASDAQ Global Market. However, there can be no assurance that the reverse stock split alone will guarantee our continued listing on The NASDAQ Global Market. If we are unable to continue to list our Common Stock on The NASDAQ Global Market, our liquidity may be negatively affected.

The number of shares held by each individual shareholder will be reduced if the reverse stock split is implemented. This will increase the number of shareholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to shareholders selling “odd lots” are higher on a per share basis. Consequently, the reverse stock split could increase the transaction costs to existing shareholders in the event they wish to sell all or a portion of their shares.

Procedures for Effecting the Reverse Stock Split and Filing an Amendment to Our Amended and Restated Certificate of Incorporation

If the shareholders approve the reverse stock split and the Board of Directors subsequently determines that it is in our best interests to effect a reverse stock split, the amendment to our amended and restated certificate of incorporation will become effective upon the filing of an amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. The actual timing of any such filing will be made by the Board at such time as the Board believes to be most advantageous to us and to our shareholders.

Payment for Fractional Shares

No fractional shares of Common Stock would be issued as a result of the reverse stock split, if any. Instead, each shareholder otherwise entitled to a fractional share would be entitled, upon surrender of the applicable stock certificate(s), to receive a cash payment (without interest) in lieu of such fractional share.

Exchange of Pre-Reverse Stock Split Shares with Post-Reverse Stock Split Shares

If we implement a reverse stock split, our transfer agent will act as our exchange agent to act for holders of Common Stock in implementing the exchange of their pre-reverse stock split shares for post-reverse stock split shares.

Registered Book Entry Shareholder.    Holders of Common Stock holding all of their shares electronically in book-entry form with our transfer agent do not need to take any action (the exchange will be automatic) to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest (as described above under subsection “Payment for Fractional Shares”), if applicable.

Registered Certificated Shareholder.    Some of our shareholders hold their shares in certificate form or a combination of certificate and book-entry entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your pre-reverse stock split certificate(s), you will be issued the appropriate number of shares electronically in book-entry form under the Direct Registration System (“DRS”), and if you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under subsection “Payment for Fractional Shares.” No new shares in book-entry form will be issued and no payment in lieu of any fractional share interest will be made to you until you surrender your outstanding pre-reverse stock split certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. At any time after receipt of your DRS statement, you may request a stock certificate representing your ownership interest.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

Accounting Adjustments

We anticipate that adjustments to our financial statements to reflect the reverse stock split, if any, will be minimal. Our stockholders’ equity, in the aggregate, will remain unchanged. Our historical earnings per share data would also be restated to reflect the reverse stock split.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following summary of the federal income tax consequences of a reverse stock split, if any, is for general information only, and it is not intended to be, nor should it be construed to be, legal or tax advice to any particular shareholder. The summary does not address shareholders subject to special rules, such as persons who acquired shares of our Common Stock in compensatory transactions, certain financial institutions, tax-exempt entities, regulated investment companies, insurance companies, partnerships or other pass-through entities, persons who are not U.S. citizens or taxed as U.S. resident aliens, persons subject to the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting, individual retirement accounts or tax-deferred accounts, dealers in securities or currencies, persons holding shares in connection with a hedging transaction, “straddle,” conversion transaction or a synthetic security or other integrated transaction, and shareholders whose “functional currency” is not the U.S. dollar. The following summary also assumes that shares of our Common Stock both before and after the reverse stock split are held as a “capital asset” as defined by the Internal Revenue Code of 1986, as amended (the “Code”), which is generally property held for investment. This summary is based on current law, including the Code, administrative pronouncements, judicial decisions, existing and proposed Treasury Regulations, and interpretations of the foregoing, all as of March 31, 2009. All of the foregoing authorities are subject to change (possibly with retroactive effect) and any such change may result in U.S. federal income tax consequences to a stockholder that are materially different from those described below. This summary does not address tax considerations under state, local, foreign and other laws.

Federal Income Tax Consequences to the Company.    No gain or loss will be recognized by us as a result of a reverse stock split.

Federal Income Tax Consequences to the Shareholders.    The reverse stock split is intended to constitute a reorganization within the meaning of section 368 of the Code. Provided the reverse stock split does qualify as a reorganization, a shareholder generally will not recognize gain or loss for U.S. federal income tax purposes on the reverse stock split (except with respect to any cash received in lieu of a fractional share as described below). The aggregate adjusted basis of the post-reverse stock split shares will be the same as the aggregate adjusted basis of the pre-reverse stock split shares exchanged therefore (excluding any portion of the shareholder’s basis allocated to fractional share interests), and the holding period(s) of the post-reverse stock split shares received will include the shareholder’s respective holding period(s) for the pre-reverse stock split shares exchanged.

Because the cash payment for fractional share interests represents a mere mechanical rounding off incident to the reverse stock split, a shareholder who receives cash for fractional shares should generally recognize gain or loss, as the case may be, for U.S. federal income tax purposes measured by the difference between the amount of cash received and the tax basis of such shareholder’s pre-reverse stock split shares corresponding to the fractional share interest. Such gain or loss will be capital gain or loss, and any such capital gain or loss will generally be long-term capital gain or loss to the extent such shareholder’s holding period exceeds 12 months. The deductibility of capital losses may be subject to certain limitations.

Backup Withholding.    A non-corporate shareholder may be subject to backup withholding at a 28% rate on cash payments received pursuant to the reverse stock split unless such shareholder provides a correct taxpayer identification number to his or her broker or to us and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional U.S. federal income tax. Rather, any amount withheld under these rules will be creditable against the shareholder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF A REVERSE STOCK SPLIT, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND/OR FOREIGN INCOME TAX AND OTHER LAWS.

Vote Required and Board of Directors’ Recommendation

Assuming a quorum is present, the affirmative vote of a majority of the votes entitled to be cast by holders of our Common Stock, either in person or by proxy, is required for approval of Proposal No. 3. For purposes of approval of the proposed reverse split of our Common Stock, abstentions from voting and broker non-votes will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors, on behalf of the Board of Directors, serves as an independent and objective party to monitor and provide general oversight of the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, the compliance by us with legal and regulatory requirements and our standards of business conduct. The Audit Committee performs these oversight responsibilities in accordance with its Amended and Restated Audit Committee Charter.

Our management is responsible for preparing our financial statements and our financial reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles in the United States of America. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2008 with management and with the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), which includes, among other items, matters related to the conduct of the audit of our annual financial statements and the audit of our internal controls over financial reporting.

The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the issue of its independence from us and management. In addition, the Audit Committee has considered whether the provision of non-audit services by the independent registered public accounting firm in 2008 is compatible with maintaining the registered public accounting firm’s independence and has concluded that it is.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Each of the members of the Audit Committee is independent as defined under the standards of the SEC and NASDAQ, and meets all other requirements of NASDAQ and of such rules of the SEC.

Respectfully submitted by the Audit Committee,

Gregory Sessler, Chairman

Alexander D. Cross

Daniel Peters

Bruce R. Thaw

The foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent we specifically incorporate this Audit Committee Report by reference therein.

COMPENSATION DISCUSSION AND ANALYSIS

General

Our Compensation Committee is composed entirely of independent, outside directors. Its functions include establishing our general compensation policies, reviewing and approving compensation for executive officers, and administering our stock-based incentive plans. One important goal of the Compensation Committee is to have the members of the committee design compensation packages for our executive officers sufficient to attract and retain persons of exceptional quality and to provide effective incentives to motivate and reward such executives for achieving the scientific, financial and strategic goals essential to our long-term success and growth in stockholder value.

We compensate our executive officers through a combination of base salary, cash bonus awards and performance-based equity compensation. Our compensation program is designed to attract and retain the best possible executive talent, to tie annual and incentive cash and long term equity compensation to the achievement of measurable corporate, business and individual performance objectives, and to align compensation incentives available to our executives with the goal of creating stockholder value. To this end, we tie a substantial portion of our executive officers’ overall compensation to measurable annual corporate milestones and to the achievement of individual goals for the executive officers that are specific to their areas of responsibility and relate to the corporate milestones. In addition, we provide our executives a variety of other benefits that we also make available to all salaried employees.

Our CEO, our CFO and our most senior Human Resources executive are typically invited to attend meetings of the Compensation Committee. For compensation decisions, including decisions regarding the grant of equity compensation relating to executive officers (other than our CEO), the Compensation Committee considers the recommendations of our CEO. The input of our CEO, our CFO and our most senior Human Resources executive helps us evaluate our compensation practices and assists us with developing and implementing our executive compensation program and philosophy. Based on information presented to us by Mercer Human Resource Consulting (“Mercer”), a human resource and compensation consulting firm we retained to advise the Compensation Committee, we believe we have generally established our executive officers’ base salary and incentive compensation at approximately the median of market ranges for companies in our peer group. Our equity component, based upon increasing shareholder value, can increase our executives’ total compensation above the median. As a result, we believe the total compensation of our executive officers is equitable when compared to executive officers from a peer group of competitive companies.

Establishing Compensation Opportunities and Compensation Philosophy

Overall, our aim is to offer our executive officers total compensation opportunities that represent a competitive level among a peer group of companies. Accordingly, Mercer has helped us identify a peer group of competitive companies to which we may refer when establishing executive compensation and has assisted us with, among other things, structuring our various compensation programs and determining appropriate levels of salary, bonus and other compensatory awards payable to our executive officers and other employees. Mercer has also guided us in the development of near-term and long-term individual performance objectives established by the Compensation Committee. The Compensation Committee also may consider other factors to adjust executive compensation after appropriate research and deliberation.

Benchmarking of Base Compensation and Equity Holdings

With information provided by Mercer regarding compensation programs for executive officers, our Compensation Committee performs periodic strategic reviews of the cash compensation and share and option holdings of our executive officers to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to the comparable officers in other competitive companies. Mercer identified such competitive companies as companies that most closely matched our core businesses and stage of development. In addition to the information supplied by Mercer regarding compensation for executive officers of a peer group of competitive companies, the Compensation Committee also reviews other salary and compensation surveys from various sources, such as Aon Consulting, Inc., for guidance in setting compensation for our executive officers.

Allocation among Compensation Components

Our typical executive compensation package has historically consisted of three main components: (1) base salary; (2) cash bonuses; and (3) stock options and restricted stock awards. We view these three components of our executive compensation program as related but distinct. Although the Compensation Committee reviews the total compensation of our executive officers, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from any other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on the market for executive compensation, utilizing the survey data referred to above, individual performance, our view of internal equity and consistency and other information we deem relevant. We believe that, as is common in the biotechnology sector, stock-related awards are the primary motivator in attracting and retaining executives, and that salary and cash bonus awards are secondary considerations. Except as described below, due to the small size of our executive team and the need to tailor each executive officer’s award to attract and retain that executive officer, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. The table below gives a breakdown among major compensation components received in 2008 by the Named Executive Officers set forth in the Summary Compensation Table below, and treats the equity compensation component consistently with the Summary Compensation Table methodology.

Name	Base Salary	Cash Bonus Awards	Equity Compensation
J. Michael French, President and CEO	37%	0%	63%
Bruce R. York, CFO	62%	0%	38%
Steven C. Quay, Director (Former CEO, CSO)*	10%	0%	90%
Gordon C. Brandt, (Former President)*	43%	0%	57%
Timothy M. Duffy, (Former CBO)*	30%	0%	70%

*	Dr. Quay resigned as CEO effective June 23, 2008, and he was terminated as CSO effective October 27, 2008 (although he continued to serve as an employee until November 30, 2008). Dr. Brandt and Mr. Duffy were terminated in a reduction in force effective September 30, 2008. Percentage calculations above for Dr. Brandt and Mr. Duffy exclude severance payments made, which were categorized as All Other Compensation on the Summary Compensation Table, and also exclude severance payments accrued for Dr. Quay.

Description of Our Compensation Components

We provide the following compensation components to our executives:

Base Salary.    The Compensation Committee’s approach is to offer base salaries targeted near the median of the range of salaries for executives in similar positions and with similar responsibilities at our peer group of competitive companies. To that end, the Compensation Committee evaluates the competitiveness of our base salaries based upon information drawn from various sources, including published and proprietary survey data, consultants’ reports and our own experience in recruiting and training executives and professionals. The base salaries for 2008 for the Named Executive Officers are intended to be consistent with competitive practice and the executive officer’s level of responsibility and were based upon the terms of employment contracts with the Named Executive Officers. Base salaries of the Named Executive Officers are reviewed annually by the Compensation Committee and may be increased in accordance with the terms of the executive officers’ respective employment agreements and certain performance criteria, including, without limitation, (i) individual performance, (ii) our performance as a company, (iii) the functions performed by the executive officer and (iv) changes in the compensation peer group in which we compete for executive talent. The Compensation Committee uses its discretion to determine the weight given to each of the factors listed above and such weight may vary from individual to individual.

The Compensation Committee recommends the salary for our CEO and, with the aid of the CEO, for each executive officer below the CEO level, for approval by the full Board of Directors. Our 2008 salary increases were part of our normal annual salary review and reflected the Compensation Committee’s review of the compensation levels in our peer group of competitive companies, in addition to considering any expansion of job responsibilities during the periods being reviewed.

Cash Incentive Bonuses.    In addition to base salary, pursuant to their employment agreements, our executive officers are eligible to receive discretionary incentive bonuses, from time to time, upon the achievement of certain scientific, financial and other business milestones related to company and individual performance. At the beginning of each year, the Compensation Committee and our CEO review each executive’s job responsibilities and goals for the upcoming year and establish performance criteria for achieving the target bonus amount (or portions thereof) expressed as a percentage of base salary. Once established by the Compensation Committee these criteria are submitted for approval to the full Board of Directors on an annual basis, and include specific goals and objectives relating to the achievement of clinical, regulatory, business and/or financial milestones. For 2008, these goals and objectives included metrics on shareholder value, business partnering, new feasibility studies, expansion of our patent portfolio, advancement of clinical products, balance sheet strength, systems improvements and uptime, manufacturing shipments and production of preclinical and clinical supplies. The Compensation Committee uses its discretion to determine the weight given to each of the goals and objectives listed above. The Compensation Committee believed the targets provided realistic, motivating incentives for achieving the performance desired by our board of directors. The Named Executive Officers may be awarded cash bonuses higher than their respective target cash bonus amount in the discretion of the Compensation Committee, subject to certain limitations as specified in each Named Executive’s respective employment contract, if applicable. In addition, the Compensation Committee, in its discretion, may award a cash bonus to any Named Executive Officer below that of his respective stated target cash bonus in the event his target goals and objectives are not fully met.

At year-end the Compensation Committee evaluates individual and corporate performance against the target goals for the recently completed year, in conformance with its evaluation process, and then approves the employee bonus program incentive level for our CEO, and for each officer below the CEO level based on the CEO’s recommendations. The following table shows the target discretionary cash incentive bonuses and the applicable payout range as a percentage of base salary for each of the named executive officers (including four former executive officers who no longer served as executive officers as of December 31, 2008), actual awards under our cash incentive bonus plan, and the actual awards as a percentage of salary earned in 2008. Due to our performance during 2008 and general market conditions, the Compensation Committee did not approve any discretionary cash incentive bonuses for executive officers in recognition of services performed in during the 2008 fiscal year.

2008 Annual Cash Incentive Bonuses

Name	Target Payout as a % of Salary	Payout Range as % of Salary	Actual Award ($)	Award as a % of Salary Earned
J. Michael French	40%	(1)	none	0%
Bruce R. York	40%	(1)	none	0%
Steven C. Quay	50%	0 - 50%	none	0%
Gordon C. Brandt	40%	(1)	none	0%
Timothy M. Duffy	40%	(1)	none	0%

(1)	Range not defined. May be more or less than target of 40% at the discretion of the CEO and Compensation Committee in accordance with the executive’s employment contract.

If an executive officer is terminated prior to the scheduled payment date, his or her incentive bonus will be forfeited, subject to contractual provisions in his or her employment agreements. Neither the Compensation Committee nor the board of directors has considered whether we would attempt to recover any portion of cash incentive bonus payments to the extent such payments were determined and paid based on our financial results if our financial results are later restated in a downward direction.

Stock options and restricted stock grants.    We believe that long-term company performance is best achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards. We grant stock options and other stock awards in order to provide certain executive officers with a competitive total compensation package and to reward them for their contribution to the long-term growth in value of the company and the long-term price performance of our common stock. Grants of stock options and other stock awards are designed to align the executive officer’s interest with that of our stockholders although we do not currently have formal guidelines specifying security ownership requirements for our executive officers. To assist us in retaining employees and encouraging employees to seek long-term appreciation in the value of our stock, the benefits of the awards generally vest over a specified period, usually three years, and therefore a grantee must remain with us for a specified period to enjoy the full potential economic benefit of an award. The Compensation Committee may consider as one of a number of factors the level of an executive officer’s realizable compensation from awards granted in prior years when making decisions with respect to awards being granted to that executive officer for the most recently ended fiscal year.

We maintain four compensation plans under which equity compensation awards may be made to employees: the MDRNA, Inc. Amended and Restated 2000 Nonqualified Stock Option Plan, the MDRNA, Inc. 2002 Stock Option Plan, the 2004 Stock Incentive Plan, and the 2008 Stock Incentive Plan (collectively herein, the “Employee Option Plans”). Additionally, all employees and officers may participate in our Employee Stock Purchase Plan which commenced October 1, 2007 on a payroll deduction basis in two six-month purchase periods per year subject to IRS and Company purchase limits. We may award options under the 2000 and 2002 plans, and a variety of stock-based units, including options and restricted stock, under our 2004 and 2008 Plans. Awards granted under the Employee Option Plans are based on a number of factors, including (i) the executive officer’s or key employee’s position with us, (ii) his or her performance and responsibilities, (iii) the extent to which he or she already holds an equity stake with us, (iv) equity participation levels of comparable executives and key employees at other companies in the compensation peer group and (v) individual contribution to the success of our financial performance. However, the Employee Option Plans do not provide any formulated method for weighing these factors, and a decision to grant an award is based primarily upon the evaluation by the Compensation Committee, in consultation with our CEO, of the performance and responsibilities of and the retention strategy for the individual in question. Awards to executive officers are first reviewed and approved by the Compensation Committee, which then makes a recommendation for final approval by our Board of Directors.

Stock awards to newly-hired employees (including, without limitation, executive officers) are made on the start date of employment and are approved by the CEO based upon guidelines from and authority delegated to him by the Compensation Committee. Other than grants to newly-hired employees, option grants are generally planned to be awarded in February of each year at the regularly scheduled meetings of the Compensation Committee and the Board of Directors. Our programs, policies and practices do not time option grants with the release of any non-public information for newly-hired executive officers. As a part of its agenda for each meeting, the Compensation Committee reviews and approves all grants of options and awards made by our CEO since the previous meeting. Restricted stock awards may be made to attract and retain talented employees in a competitive market and to align the interest of the employee with that of the shareholder. Because shares of restricted stock have a defined value at the time the restricted stock awards are made, restricted stock awards are often perceived as having more immediate value than stock options, which have a less determinable value when granted, and thus we typically grant fewer shares of restricted stock than stock options. Furthermore, any unvested restricted stock holdings are subject to forfeiture upon termination of employment.

The exercise price of all option awards granted to Named Executive Officers in 2008 was equal to the closing price of our common stock on the date of the grant.

Other Compensation.    We maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) plan. In certain circumstances, on a case-by-case basis, we have used cash signing bonuses, which may have time-based repayment terms, when certain executives and senior non-executives have joined us. We do not provide any special reimbursement for perquisites such as country clubs, automobiles, corporate aircraft, living or security expenses for our employees or for any executive officers. We may reimburse approved reasonable temporary travel expenses for executives living outside of the Seattle area, based upon employment agreements.

401(k) Savings Plan.    We maintain a tax-qualified 401(k) savings and profit-sharing plan for our eligible employees (the “401(k) Plan”). Employees who have attained the age of 21 and completed at least three months and at least 250 hours of service with us are eligible to elect to defer up to the lesser of $15,500 during calendar year 2008 or 100% of their base pay on a pre-tax basis. Participants age 50 and older may make additional pre-tax contributions to the 401(k) Plan of up to $5,000 during calendar year 2008. We may make discretionary matching or profit-sharing contributions to the 401(k) Plan on behalf of eligible participants in any plan year, as may be determined by the Board of Directors. For calendar year 2008, the Board of Directors decided to match employee pre-tax contributions of up to 6% of compensation at 25 cents for each dollar contributed by the employee. Accordingly, we made discretionary matching contributions of approximately $115,585 to the 401(k) Plan for calendar year 2008, including matching contributions for named executive officers as follows: $0 for Mr. French, $3,735 for Mr. York, $3,843 for Dr. Quay, $2,981 for Dr. Brandt and $2,807 for Mr. Duffy.

Pension Benefits.    We do not offer qualified or non-qualified defined benefit plans to our executive officers or employees. In the future, our Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation.    None of our Named Executive Officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. To date, we have not had a significant reason to offer such non-qualified defined contribution plans or other deferred compensation plans. In the future, the Compensation Committee may elect to provide our executive officers or other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Severance and Change of Control Arrangements.    As discussed more fully in the section below entitled “Employment Agreements,” our executive officers are entitled to certain benefits upon the termination of their respective employment agreements, including terminations arising in connection with a change of control of our company. The severance agreements are intended to mitigate some of the risk that our executive officers may bear in working for a developing company such as ours.

Policies Regarding Tax Deductibility of Compensation.    Within our performance-based compensation program, we aim to compensate the Named Executive Officers in a manner that is tax-effective for us. Section 162(m) of the Internal Revenue Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to certain of their executive officers to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. However, this limitation does not apply to compensation that is performance-based.

The non-performance based compensation paid in cash to our executive officers in 2008 did not exceed the $1.0 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers in 2009 will exceed that limit.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned during 2008, 2007 and 2006 by our CEO, our CFO and our other most highly compensated executive officers (“Named Executive Officers”).

SUMMARY COMPENSATION TABLES

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Grants ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
J. Michael French,	2008	176,286	—	—	296,081	—	—	—	472,367
President, CEO and Director(4)
Bruce R. York,	2008	224,156	—	42,305	98,018	—	—	3,735	368,214
CFO and Secretary(5)	2007	183,678	—	46,752	—	18,343	—	2,751	251,524
	2006	175,950	—	49,731	—	17,595	—	2,639	245,915
Steven C. Quay,	2008	511,164	—	959,341	3,901,889	—	—	3,843	5,376,237
Director (Former Chairman, CEO	2007	525,000	—	617,565	1,556,927	—	—	5,124	2,704,616
	2006	500,000	—	617,565	1,582,331	214,500	—	3,563	2,917,959
and CSO)(6)
Gordon C. Brandt,	2008	318,752	—	217,474	197,885	—	—	96,381	830,492
Former President(7)	2007	287,005	—	112,184	101,317	—	—	3,875	504,381
	2006	275,000	—	64,185	107,462	89,078	—	3,266	538,991
Timothy M. Duffy,	2008	209,195	—	257,330	230,402	—	—	252,307	949,234
Former CBO(8)	2007	249,500	—	183,488	148,371	—	—	3,736	585,095
	2006	238,109	—	159,505	100,759	84,547	—	3,572	586,492

(1)	The amounts listed in the Stock Awards and Option Awards columns are the amounts of compensation cost recognized for financial reporting purposes related to awards in current and prior fiscal years. See Notes to our consolidated financial statements for the year ended December 31, 2008 for details as to the assumptions used to determine the fair value of the option awards. See also our discussion in our Form 10-K for the year ended December 31, 2008 of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies.” Additionally, see the detailed information and footnotes contained in the 2008 Outstanding Equity Awards at Fiscal Year-End Table.

(2)	The amounts listed in the Non-Equity Incentive Plan Compensation column for 2006 included cash incentive bonuses accrued during 2006 and paid in February 2007 after approval by the Compensation Committee.

(3)	The amounts listed in the All Other Compensation column are 401(k) plan matching contributions made by us to executives’ respective 401(k) plan contributions and severance payments made to Dr. Brandt and Mr. Duffy.

(4)	Mr. French joined MDRNA as CEO on June 23, 2008, became a Director on September 11, 2008 and became President on October 1, 2008.

(5)	Mr. York was promoted to CFO effective January 4, 2008.

(6)	Dr. Quay resigned as CEO effective June 23, 2008 and as Chairman of the Board effective October 27, 2008. He was terminated as CSO effective October 27, 2008, although he continued to serve as an employee until November 30, 2008.

(7)

Dr. Brandt was terminated in connection with our reduction in force in August 2008. Under the terms of his employment agreement with us, he remained as an employee through the end of September 2008 and all of his unvested stock options and restricted stock became fully vested as of September 30, 2008. The 2008 amount in All Other Compensation includes $93,400 in 2008 cash severance payments that were being paid out over a 12 month period beginning October 2008. The 2009 severance payments to be made will total $272,600.

(8)	Mr. Duffy was terminated in connection with our reduction in force in August 2008. Under the terms of his employment agreement with us, he remained as an employee through the end of September 2008 and all of his unvested stock options and restricted stock became fully vested as of September 30, 2008. The 2008 amount in All Other Compensation includes $249,500 in severance payments paid in 2008 in a lump sum.

Employment Agreements

We have entered into employment agreements with two of our Named Executive Officers who were serving as executive officers on December 31, 2008; Mr. French and Mr. York. We have also entered into employment agreements with our three other Named Executive Officers — Drs. Quay and Brandt and Mr. Duffy — none of whom continued to be employed by us as of December 31, 2008. These agreements are summarized below and provide that such executive officers shall receive certain payments from us in the event of certain change of control or termination events. For a description of the potential payments upon termination or change of control to be paid to Mr. French and Mr. York, and of the payments paid or to be paid to Dr. Quay, Dr. Brandt and Mr. Duffy in connection the termination of their employment with us, please see “Potential payments upon termination or change in control arrangements” and “2008 Potential Payments upon Termination or Change in Control Tables” below. We also entered into an employment agreement with Dr. Barry Polisky on October 27, 2008, who commenced employment as our Chief Scientific Officer on January 2, 2009, a summary of which is included in the Current Report on Form 8-K that we filed with the SEC on October 30, 2008.

J. Michael French

On June 10, 2008, we entered into an employment agreement (the “French Agreement”) with J. Michael French pursuant to which he will serve as our Chief Executive Officer for a term beginning on June 23, 2008 and ending on June 9, 2011. Mr. French was subsequently elected President effective October 1, 2008, and became a Director after election by the Board on September 11, 2008. A copy of the French Agreement was filed as Exhibit 10.2 to our Current Report on Form 8-K dated June 10, 2008.

Pursuant to the French Agreement, Mr. French will be entitled to annual base compensation of $340,000, with any increase in base compensation to be set by the Board from time to time as determined by the Board or the Compensation Committee thereof, with the target for each year being the 50th percentile of the Radford survey. He is also eligible to receive annual performance-based incentive cash compensation, with the targeted amount of such incentive cash compensation being 40% of his annual base compensation for the year, but with the actual amount to be determined by the Board or the Compensation Committee thereof. Mr. French is also entitled to receive a total relocation allowance in the amount of approximately $100,000 to be paid in 2009.

Under the French Agreement, he was granted options to purchase up to 1,260,000 shares of Common Stock. The options have a term of 10 years beginning on June 23, 2008, and will vest according to the following schedule:

•	420,000 options will become exercisable on June 23, 2009 at an exercise price equal to $1.27 per share, which was the closing price of the Common Stock on the NASDAQ Global Market on June 23, 2008;

•

105,000 options will vest on each of September 10, 2009, December 10, 2009, March 10, 2010 and June 10, 2010 (for an aggregate of 420,000 options during such period) at an exercise price equal to $2.27 per share; and

•

105,000 options will vest on each of September 10, 2010, December 10, 2010, March 10, 2011 and June 9, 2011 (for an aggregate of 420,000 options during such period) at an exercise price equal to $3.27 per share.

In the event that Mr. French’s employment is terminated without cause or he chooses to terminate his employment for good reason, all of Mr. French’s options that are outstanding on the date of termination shall be fully vested and exercisable upon such termination and shall remain exercisable for the remainder of their terms. In addition, he will receive (i) base salary, (ii) incentive cash compensation determined on a pro-rated basis as to the year in which the termination occurs, (iii) pay for accrued but unused paid time off, and (iv) reimbursement for expenses through the date of termination, plus an amount equal to 12 months of his specified base salary at the rate in effect on the date of termination. In the event that his employment is terminated for cause or he chooses to terminate his employment other than for good reason, vesting of the options shall cease on the date of termination and any then unvested options shall terminate, however the then-vested options shall remain vested and exercisable for the remainder of their respective terms. He will also receive salary, a pro-rated amount of incentive cash compensation for the fiscal year in which the termination occurs, pay for accrued but unused paid time off, and reimbursement of expenses through the date of termination.

In the event that Mr. French’s employment is terminated due to death or disability, Mr. French or his estate, as applicable, is entitled to receive (i) salary, reimbursement of expenses, and pay for accrued but unused paid time off; (ii) incentive cash compensation determined on a pro-rated basis as to the year in which the termination occurs; and (iii) a lump sum equal to base salary at the rate in effect on the date of termination for the lesser of (a) twelve (12) months and (b) the remaining term of the French Agreement at the time of such termination. In addition, vesting of all of Mr. French’s options that are outstanding on the date of termination shall cease, and any then vested options shall remain exercisable as specified in the applicable grant agreements.

In the event that Mr. French’s employment is terminated by us (other than for cause) or by Mr. French (for good reason), and in either case other than because of death or disability, during the one-year period following a change in control of our company, then Mr. French will be entitled to receive as severance: (i) salary, expense reimbursement and pay for unused paid time off through the date of termination; (ii) a lump-sum amount equal to the greater of (x) twelve (12) months of base salary, and (y) the balance of his base salary to the end of the term of the French Agreement, in each case at the rate in effect on the date of termination; (iii) the amount of his incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro-rated basis); and (iv) an additional lump-sum payment equal to fifty percent (50%) of his base salary for such year. In addition, all of Mr. French’s outstanding stock options shall be fully vested and exercisable upon a change of control and shall remain exercisable as specified in the option grant agreements.

Pursuant to the French Agreement, a change in control generally means (i) the acquisition by any person or group of 40% or more of our voting securities, (ii) our reorganization, merger or consolidation, or sale of all or substantially all of our assets, following which our stockholders prior to the consummation of such transaction hold 60% or less of the voting securities of the surviving or acquiring entity, as applicable, (iii) a turnover of the majority of the Board as currently constituted, provided that under most circumstances any individual approved by a majority of the incumbent Board shall be considered as a member of the incumbent Board of Directors for this purpose, or (iv) a complete liquidation or dissolution of us.

The French Agreement also provides that we will, in connection with each election of our directors during the term of the French Agreement, nominate, recommend and use our best efforts to cause the election to the Board of Directors of Mr. French.

In general, Mr. French has agreed not to compete with us for six months following the end of the employment term or to solicit our partners, clients or employees for one year following the end of the employment term. These non-compete and non-solicitation agreements may not be enforceable in some jurisdictions.

Bruce R. York

On March 7, 2008, we entered into a new employment agreement (the “York Agreement”) with Bruce R. York in connection with Mr. York being named our Secretary and Chief Financial Officer, for a term of three years ending on March 7, 2011. A copy of the York Agreement was filed as Exhibit 10.1 to our Current Report on Form 8-K dated March 7, 2008.

Pursuant to the York Agreement, Mr. York will be entitled to annual base compensation of $250,000, and he will be eligible for increases in his base salary as may be determined by our Board of Directors. Effective for our fiscal year that began on January 1, 2008, and each calendar year thereafter during the term of the York Agreement, Mr. York’s targeted incentive cash compensation is 40% of his annual base compensation for the year, with the actual amount, which may be more or less than said targeted amount, to be determined by the Board and our Chief Executive Officer.

Under the York Agreement, in the event that, prior to March 7, 2011, we terminate Mr. York’s employment without cause or if Mr. York terminates his employment as the result of a substantial diminution in his authority or role as Chief Financial Officer, our failure to pay any amounts of base salary and/or incentive cash compensation, our failure to honor promptly any of our other material obligations under the York Agreement, or a material demotion in Mr. York’s title or status, then Mr. York will be entitled to receive as severance a lump sum payment equal to twelve (12) months of his specified base salary at the rate in effect on the date of termination. Upon such event, Mr. York’s options and shares of restricted stock shall become fully vested and such options shall become fully exercisable and shall remain exercisable as specified in the applicable grant agreements.

In the event that, prior to March 7, 2011, the York Agreement is terminated due to disability or death, Mr. York or his estate, as applicable, is entitled to receive as severance a lump sum payment equal to his specified base salary at the rate in effect on the date of termination for the lesser of twelve (12) months or the remaining term of the York Agreement. Upon such event, the vesting of Mr. York’s options and shares of restricted stock that are outstanding on such termination date shall cease, and any then-vested options shall remain exercisable as specified in the applicable grant agreements.

In the event that Mr. York’s employment is terminated by us (other than for cause) or by Mr. York for any reason (other than due to death or disability or for good reason), during the one-year period following a change in control of the Company and prior to March 7, 2011, Mr. York will be entitled to receive as severance a lump sum payment equal to: (i) the greater of twelve (12) months base salary or the balance of his base salary through March 7, 2011, in each case at the rate in effect on the date of termination; (ii) the amount of his incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro rated basis); and (iii) an additional lump-sum payment equal to 40% of his base salary for such year. In addition, upon such event, all of Mr. York’s options and shares of restricted stock shall become fully vested and such options shall become fully exercisable and shall remain exercisable as specified in the applicable option grant agreements.

Pursuant to the York Agreement, a change in control generally means (i) the acquisition by any person or group of 40% or more of our voting securities, (ii) our reorganization, merger or consolidation, or sale of all or substantially all of our assets, following which our stockholders prior to the consummation of such transaction hold 60% or less of the voting securities of the surviving or acquiring entity, as applicable, (iii) a turnover of the majority of the Board as currently constituted, provided that under most circumstances any individual approved by a majority of the incumbent Board shall be considered as a member of the incumbent Board of Directors for this purpose, or (iv) a complete liquidation or dissolution of us.

Mr. York has agreed not to compete with us for six months following the end of the employment term or to solicit customers or employees of us for one year following the end of the employment term. These non-compete and non-solicitation agreements may not be enforceable in some jurisdictions.

In connection with the entry into the York Agreement, Mr. York also entered into an omnibus amendment to certain of his outstanding restricted stock grant award agreements with us to provide that the terms of the York Agreement shall supersede any conflicting terms contained in the grant awards.

Steven C. Quay, M.D., Ph.D.

On June 10, 2008, we entered into a new employment agreement (the “Quay Agreement”) with Dr. Steven C. Quay pursuant to which he agreed to serve as the Chairman of the Board of Directors and Chief Scientific Officer for a term beginning on June 10, 2008 and ending on December 31, 2013. A copy of the Quay Agreement was filed as Exhibit 10.1 to our Current Report on Form 8-K dated June 10, 2008. Dr. Quay resigned as Chairman of the Board, and was terminated as CSO, effective October 27, 2008, although he remained an employee until November 30, 2008.

Pursuant to the Quay Agreement, Dr. Quay was entitled to annual base compensation of $500,000 in 2008, with an annual increase in base compensation of up to five percent for each year thereafter as determined in good faith by the Board or the Compensation Committee, which increase shall be effective on January 1 of each calendar year beginning with the 2009 calendar year. Dr. Quay was also eligible to receive annual incentive cash compensation of up to 50% of his annual base compensation for the year, with the actual amount to be determined by the Board or the Compensation Committee.

Under the Quay Agreement, we granted to Dr. Quay options to purchase up to 1,700,000 shares of Common Stock. The options had a term of 10 years beginning on June 10, 2008, and were originally scheduled to vest according to the following schedule:

•	420,000 options vest on June 10, 2009 at an exercise price equal to $1.19 per share;

•

105,000 options vest on each of September 10, 2009, December 10, 2009, March 10, 2010 and June 10, 2010 (for an aggregate of 420,000 options during such period) at an exercise price equal to $2.19 per share;

•

105,000 options vest on each of September 10, 2010, December 10, 2010, March 10, 2011 and June 10, 2011 (for an aggregate of 420,000 options during such period) at an exercise price equal to $3.19 per share;

•

55,000 options vest on each of September 10, 2011, December 10, 2011, March 10, 2012 and June 10, 2012 (for an aggregate of 220,000 options during such period) at an exercise price equal to $4.19 per share; and

•

55,000 options vest on each of September 10, 2012, December 10, 2012, March 10, 2013 and June 10, 2013 (for an aggregate of 220,000 options during such period) at an exercise price equal to $5.19 per share.

Pursuant to the Quay Agreement, all 1,700,000 options vested on November 30, 2008 in connection with Dr. Quay’s termination as an employee of our company. The options remain exercisable for their remaining term.

Under the Quay Agreement, if Dr. Quay’s employment is terminated without cause, all of Dr. Quay’s options would become fully vested and exercisable upon such termination and would remain exercisable for the remainder of their terms. In addition, Dr. Quay would receive (i) base salary, (ii) incentive cash compensation determined at the maximum annual rate but on a pro-rated basis for the portion of the fiscal year that shall have elapsed when the termination occurs, (iii) pay for accrued but unused vacation time, and (iv) reimbursement for expenses through the date of termination, plus the lesser of (a) the balance of his specified base salary through December 31, 2013, and (b) payment of the equivalent of thirty-six (36) months of his specified base salary.

In general, Dr. Quay has agreed not to compete with us for six months following the end of the employment term or to solicit our partners or employees for one year following the end of the employment term. These non-compete and non-solicitation agreements may not be enforceable in some jurisdictions.

Dr. Gordon C. Brandt

We entered into an employment agreement (the “Brandt Agreement”) on December 19, 2007 with Gordon C. Brandt, M.D., in connection with Dr. Brandt being named our President for the period beginning December 19, 2007 and ending December 31, 2010. A copy of the Brandt Agreement was filed as Exhibit 10.1 to our Current Report on Form 8-K dated December 20, 2007. Dr. Brandt was terminated in connection with our reduction in force in August 2008, although he remained as an employee through the end of September 2008.

Pursuant to the Brandt Agreement, Dr. Brandt was entitled to annual base compensation of $376,000 effective December 19, 2007 and was eligible for increases in his base salary as may be determined by our Board of Directors and our CEO. Effective for our fiscal year that began on January 1, 2008, Dr. Brandt’s targeted incentive cash compensation under the Brandt Agreement was 50% of his annual base compensation for the year, with the actual amount, which may be more or less than said targeted amount, to be determined by the Board of Directors and our CEO.

Under the Brandt Agreement, in the event that, prior to December 31, 2010, we terminated Dr. Brandt’s employment without cause, then in addition to pay for any unused paid time off accrued, Dr. Brandt would be entitled to receive as severance a lump sum payment equal to twelve (12) months of his specified base salary at the rate in effect on the date of termination, the amount of his incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro rated basis) and we shall continue to contribute towards the cost of COBRA coverage for six months. Upon such event, Dr. Brandt’s options and shares of restricted stock would become fully vested and such options would remain exercisable as specified in the applicable grant agreements.

In connection with the entry into the Brandt Agreement, we and Dr. Brandt also entered into an omnibus amendment to all of his outstanding grant awards to provide that the terms of the Brandt Agreement shall supersede any conflicting terms contained in grant awards.

Timothy M. Duffy

We entered into an employment agreement (the “Duffy Agreement”) on September 15, 2006 with Timothy M. Duffy for the period beginning September 15, 2006 and ending June 30, 2009. Mr. Duffy, formerly our Executive Vice President of Marketing, Business Development & Legal, assumed the position of Chief Business Officer on February 12, 2008. A copy of the Duffy Agreement was filed as Exhibit 10.1 to our Current Report on Form 8-K dated September 20, 2006. Mr. Duffy was terminated in connection with our reduction in force in August 2008, although he remained as an employee through the end of September 2008.

Pursuant to the Duffy Agreement, Mr. Duffy was entitled to annual base compensation of $249,500 effective January 1, 2007, and was eligible for increases in his base salary as may be determined by our Board of Directors and our CEO. Effective for our fiscal year that began on January 1, 2007, and each calendar year thereafter during the term of the Duffy Agreement, Mr. Duffy’s targeted incentive cash compensation was 40% of his annual base compensation for the year, with the actual amount, which may be more or less than said targeted amount, to be determined by the Board of Directors and our CEO.

Under the Duffy Agreement, in the event that, prior to June 30, 2009, we terminated Mr. Duffy’s employment without cause, then in addition to pay for any unused paid time off accrued, Mr. Duffy would be entitled to receive as severance a lump sum payment equal to twelve (12) months of his specified base salary at the rate in effect on the date of termination, the amount of his incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro rated basis), and we shall continue to contribute towards the cost of COBRA coverage for six months. Upon such event, Mr. Duffy’s options and shares of restricted stock would become fully vested and such options would remain exercisable as specified in the applicable grant agreements.

In connection with the entry into the Duffy Agreement, we and Mr. Duffy also entered into an omnibus amendment to all of his outstanding grant awards to provide that the terms of the Duffy Agreement shall supersede any conflicting terms contained in grant awards.

2008 GRANTS OF PLAN BASED AWARDS TABLE

The following table sets forth information regarding the awards granted to each Named Executive Officer during 2008:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Market Value of Stock and Option Awards Closing Price on Grant Date ($/Sh)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
J. Michael French(4)	6/23/08	—	$340,452	—	—	—	—	—	420,000	$1.27	$0.81
	6/23/08	—	$277,788	—	—	—	—	—	420,000	$2.27	$0.66
	6/23/08	—	$236,922	—	—	—	—	—	420,000	$3.27	$0.56

Bruce R. York	2/12/08	—	$39,707	—	—	—	—	14,400	29,000	$2.22	$1.37
	6/10/08	—	$93,888	—	—	—	—	—	120,000	$1.19	$0.78
	6/10/08	—	$77,028	—	—	—	—	—	120,000	$2.19	$0.64
	6/10/08	—	$66,108	—	—	—	—	—	120,000	$3.19	$0.55

Steven C. Quay(5)	6/10/08	—	$391,944	—	—	—	—		420,000	$1.19	$0.93
	6/10/08	—	$353,010	—	—	—	—		420,000	$2.19	$0.84
	6/10/08	—	$325,878	—	—	—	—		420,000	$3.19	$0.78
	6/10/08	—	$159,786	—	—	—	—		220,000	$4.19	$0.73
	6/10/08	—	$150,920	—	—	—	—		220,000	$5.19	$0.69

Gordon C. Brandt	—	—	—	—	—	—	—	—	—	—	—

Timothy M. Duffy	2/12/08	—	$47,922	—	—	—	—	14,400	35,000	$2.22	$1.37

(1)	The exercise price for all options is greater than or equal to the closing market price of our Common Stock on the date of grant. The restricted stock awards were valued as of the closing price on the date of grant, less $0.006 par value per share.

(2)	Restricted stock awards are included in the “All Other Stock Awards” column above. Stock option awards granted in 2008 are included in the “All Other Option Awards” column above. The material terms of these awards, including payout formulas, are described under the heading “Stock Options and Restricted Stock Grants” in the Compensation Discussion and Analysis in this Proxy Statement. The restricted shares and options are scheduled to vest in equal annual increments over three-year periods starting on the first anniversary of the grant dates, so long as the Named Executive Officers remain in continuous employment with us through those dates, in accordance with employment contracts and the plan documents; however, the options granted to Mr. French and Dr. Quay shall vest as set forth in footnotes (4) and (5) to this table. The grant amounts were determined by the CEO in consultation with the Compensation Committee of the Board.

(3)	The value of restricted stock and option awards is the grant date fair value determined under FAS 123R. A discussion of the relevant fair value assumptions is set forth in the notes to our 2008 consolidated financial statements. We caution that the amount ultimately realized from the stock and option awards will likely vary based on a number of factors, including our actual operating performance, stock price fluctuations, and the timing of exercises (in the case of options) and sales.

(4)

We granted options to purchase up to 1,260,000 shares of Common Stock to Mr. French on June 23, 2008, of which 160,037 options were granted pursuant to our 2008 Stock Incentive Plan, and 1,099,963 options were employment inducement grants. Of these options, (i) 420,000 will become exercisable on June 23, 2009 at an exercise price of $1.27 per share; (ii) 105,000 options will vest on each of September 10, 2009, December 10, 2009, March 10, 2010, June 10, 2010 at an exercise price of $2.27 per share; (iii) and 105,000 options will vest on each of September 10, 2010, December 10, 2010, March 10, 2011 and June 9, 2011 at an exercise price of $3.27 per share.

(5)	We granted options to purchase up to 1,700,000 shares of Common Stock to Dr. Quay on June 10, 2008 pursuant to our 2008 Stock Incentive Plan. Originally, options to purchase 420,000 shares were to vest on June 10, 2009, with the remaining options vesting in quarterly installments until June 10, 2013. However, in connection with the termination of Dr. Quay’s employment, all of these options vested on November 30, 2008.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information regarding the outstanding equity awards held by our Named Executive Officers as of December 31, 2008:

		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(15)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Michael French	(1)	—	420,000	—	$1.27	6/23/18	—	—	—	—
	(2)	—	420,000	—	$2.27	6/23/18	—	—	—	—
	(3)	—	420,000	—	$3.27	6/23/18	—	—	—	—

Bruce R. York	(4)	—	29,000	—	$2.22	2/12/18	—	—	—	—
	(5)	—	120,000	—	$1.19	6/10/18	—	—	—	—
	(6)	—	120,000	—	$2.19	6/10/18	—	—	—	—
	(7)	—	120,000	—	$3.19	6/10/18	—	—	—	—
	(8)	—	—	—	—	—	1,031	$351	—	—
	(9)	—	—	—	—	—	2,786	$947	—	—
	(10)	—	—	—	—	—	14,400	$4,896	—	—

Steven C. Quay	(11)	800,000	—	—	$12.94	5/2/12	—	—	—	—
	(12)	4,247	—	—	$13.16	2/6/17	—	—	—	—
	(13)	420,000	—	—	$1.19	6/10/18	—	—	—	—
	(13)	420,000	—	—	$2.19	6/10/18	—	—	—	—
	(13)	420,000	—	—	$3.19	6/10/18	—	—	—	—
	(13)	220,000	—	—	$4.19	6/10/18	—	—	—	—
	(13)	220,000	—	—	$5.19	6/10/18	—	—	—	—

Gordon C. Brandt	(14)	—	—	—	—	—	—	—	—	—

Timothy M. Duffy	(14)	—	—	—	—	—	—	—	—	—

(1)	The options become exercisable on June 23, 2009.

(2)	The options vest in four even quarterly increments on September 10, 2009, December 10, 2009, March 10, 2010 and June 10, 2010.

(3)	The options vest in four even quarterly increments on September 10, 2010, December 10, 2010, March 10, 2011 and June 10, 2011.

(4)	The options vest in three even annual increments on February 12, 2009, February 12, 2010 and February 12, 2011.

(5)	The options vest on June 10, 2009.

(6)	The options vest on June 10, 2010.

(7)	The options vest on June 10, 2011.

(8)	The remaining stock awards vest on July 14, 2009.

(9)	The remaining stock awards vest in two equal installments on July 2, 2009 and July 2, 2010.

(10)	The remaining stock awards vest in two equal installments on February 12, 2010 and February 12, 2011.

(11)	The options vested in even annual increments over a four-year period on May 2, 2002, August 8, 2003, August 8, 2004 and August 8, 2005. The options remain exercisable for their remaining term.

(12)	The options vested as follows: 1,416 options vested on February 6, 2008, and 2,831 options vested on November 30, 2008, the termination date for this former executive. The options remain exercisable for their remaining term.

(13)	The options vested on November 30, 2008, the termination date for this former executive. The options remain exercisable for their remaining term.

(14)	No outstanding equity awards remain on December 31, 2008 for this former executive.

(15)	The market value of shares of stock that have not vested is based upon the closing price of our Common Stock on December 31, 2008, $0.34.

2008 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth the number of shares acquired and the aggregate dollar amount realized pursuant to the exercise of options and restricted stock awards that vested for our Named Executive Officers during 2008:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Michael French	—	—	—	—
Bruce R. York	—	—	3,007	3,334
Steven C. Quay	—	—	84,000	60,396
Gordon C. Brandt	—	—	35,000	27,105
Timothy M. Duffy	—	—	39,825	35,953

(1)	The aggregate dollar value realized upon the exercise of an option represents the difference between the closing market price of the underlying shares on the date of exercise and the exercise price of the option, multiplied by the number of shares exercised.

(2)	The aggregate dollar value realized upon the vesting of restricted stock awards is the fair market value of the underlying shares on the vesting date less par value of $0.006 per share, multiplied by the number of shares vested.

Option repricings

We have not engaged in any option repricings or other modifications, other than as noted related to vesting upon terminations as described in this document, to any of our outstanding equity awards to our Named Executive Officers during fiscal year 2008.

Potential payments upon termination or change in control arrangements

See “Employment Agreements” above for a description of the severance and change in control arrangements for our Named Executive Officers. Each of our Named Executive Officers will be eligible to receive severance payments only if each officer signs a general release of claims. The Compensation Committee, as plan administrator of our Stock Option Plans, has the authority to provide for accelerated vesting of options or restricted stock held by our Named Executive Officers and any other person in connection with certain changes in control of our company.

In those employment agreements with our Named Executive Officers containing a change in control provision, subject to certain exceptions, a change in control is generally defined as (i) the acquisition by any person or group of 40% or more of our voting securities, (ii) our reorganization, merger or consolidation, or sale of all or substantially all of our assets, following which our stockholders prior to the consummation of such transaction hold 60% or less of the voting securities of the surviving or acquiring entity, as applicable, (iii) a turnover of the majority of the Board as currently constituted, provided that under most circumstances any individual approved by a majority of the incumbent Board shall be considered as a member of the incumbent Board of Directors for this purpose, or (iv) a complete liquidation or dissolution of us.

Estimated payments and benefits upon termination

The amount of compensation and benefits payable to each Named Executive Officer who remained an employee of our company on December 31, 2008 under various termination events and circumstances has been estimated in the table below. The amounts shown assume that such termination was effective as of December 31, 2008, our last business day of 2008, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executive officers upon their termination. Amounts under equity awards are determined based on the closing price of our Common Stock on December 31, 2008, which was $0.34 per share. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from our company.

Unless otherwise provided by our plan administrator in stock option or restricted stock award agreements or in employment contracts with our Named Executive Officers, upon termination of a participant’s employment or service, participants generally will forfeit any outstanding awards, except that a participant will have (i) 90 days (but in no event after the original expiration date of the award) following termination of employment or service to exercise any then-vested options and (ii) the earlier of one year or the original expiration of the grant if termination of employment or service is a result of the participant’s disability or death. In the event of the death or disability of a Named Executive Officer, the Named Executive Officer will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. The terms “cause”, “good reason”, “change of control” and “disability” have the meanings given to such terms in the employment agreements with our Named Executive Officers.

2008 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

	Involuntary Not For Cause Termination or For Good Reason	Voluntary or For Cause	Death or Disability	Termination following Change-in-Control
Mr. French
Lump-sum payment	$340,000	$—	$340,000	$829,041
Accrued Vacation	17,252	17,252	17,252	17,252
Bonus	71,138	71,138	71,138	241,138
Stock Options	—	—	—	—
Cobra reimbursement	24,863	—	—	—

Total	$453,253	$88,390	$428,390	$1,087,431

Mr. York
Lump-sum payment	$250,000	$—	$250,000	$545,205
Accrued Vacation	24,038	24,038	24,038	24,038
Bonus	100,000	—	100,000	200,000
Restricted Stock	4,562	—	4,562	4,562
Stock Options	—	—	—	—
Cobra reimbursement	12,432	—	—	—

Total	$391,032	$24,038	$378,600	$773,805

The lump sum payments represent contractual payments due to the named executives in accordance with their employment contracts based upon their base salaries in effect as of December 31, 2008:

The amounts of $340,000 and $829,041 for Mr. French represent one year’s pay at the rate in effect on December 31, 2008 and the amount due through June 9, 2011, the end of his employment contract, respectively.

The amounts of $250,000 and $545,205 for Mr. York represent one year’s pay at the rate in effect on December 31, 2008 and the amount due through March 7, 2011, the end of his employment contract, respectively.

Accrued vacation amounts represent the unpaid days of personal time off accrued for each named executive as of December 31, 2008.

Bonus amounts are based upon employment contracts, and are 40% of base salary in effect as of December 31, 2008. Bonus amounts in the change-of-control columns represent payment of two years’ bonuses at 40% for Mr. York, and one year at 40% and one year at 50% for Mr. French, based upon employment contracts, calculated using base salaries in effect as of December 31, 2008.

Restricted stock amounts for Mr. York are valued at $0.34, the closing price on December 31, 2008, multiplied by 18,217 outstanding unvested shares assumed to vest as of such date.

Stock option amounts are valued at $0.34, the closing price on December 31, 2008, less the applicable option exercise price, multiplied by the number of outstanding unvested options assumed to vest on such date. As of December 31, 2008, none of the outstanding options were in-the-money.

Cobra reimbursements represent six months of continued company contributions for employer-paid medical insurance in accordance with Mr. York’s employment contract, and twelve months in accordance with Mr. French’s employment contract.

Payments to Terminated Named Executive Officers

As noted elsewhere in this report, we terminated without cause the employment of Dr. Quay effective November 30, 2008, and each of Dr. Brandt and Mr. Duffy effective September 30, 2008. In connections with these actions, we have made or will make payments to these former executive officers as set forth below:

Dr. Steven C. Quay

Pursuant to his employment agreement, as amended on March 20, 2009, we will pay to Dr. Quay on June 30, 2009, an aggregate amount in cash equal to $865,000 as severance, less lawful withholdings, and have granted 731,725 shares of restricted Common Stock. In addition, on November 30, 2008, Dr. Quay’s 42,000 remaining unvested restricted shares became fully vested and unvested options to purchase 1,700,000 shares of Common Stock at a weighted average exercise price of approximately $2.84 per share granted to Dr. Quay pursuant to his employment agreement became fully vested and exercisable in accordance with their terms. Additional unvested options to purchase 2,831 shares of Common Stock at an exercise price of $13.16 per share also became fully vested and exercisable on November 30, 2008. Dr. Quay agreed to surrender, without consideration, for cancellation options to purchase up to an aggregate of 1,500,000 shares of Common Stock, namely options to purchase up to 600,000 shares of Common Stock with an exercise price of $14.72 per share, and options to purchase up to 100,000 shares of Common Stock with an exercise price of $25.00 per share, effective October 28, 2008, and options to purchase up to 800,000 shares of Common Stock with an exercise price of $12.94 per share, effective March 16, 2009.

Dr. Gordon C. Brandt

Pursuant to his employment agreement, Dr. Brandt is to receive a total of one year salary paid out over a 12 month period starting October 2009, of which we had paid to Dr. Brandt an aggregate of $188,000 as of March 31, 2009, and of which we agreed to pay the remaining balance of $178,000 in a lump sum on April 15, 2009. Dr. Brandt’s unvested options and restricted stock vested on September 30, 2008. Dr. Brandt was eligible for COBRA, for which we contributed the employer cost portion for six months.

Timothy M. Duffy

Pursuant to his employment agreement, Mr. Duffy received a total of one year salary ($249,500) in October 2008. Mr. Duffy’s unvested options and restricted stock vested on September 30, 2008. Mr. Duffy was eligible for COBRA, for which we contributed the employer cost portion for six months.

COMPENSATION OF DIRECTORS

2008 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Current Directors
Alexander D. Cross	$39,375	$43,592	$54,513	—	—	—	$137,480
Daniel Peters	30,000	—	19,102	—	—	—	49,102
John V. Pollock	48,250	41,656	54,139	—	—	—	144,045
James E. Rothman(2)	30,000	—	19,102	—	—	—	49,102
Gregory Sessler	45,000	—	25,469	—	—	—	70,469
Bruce R. Thaw	68,500	41,656	60,506	—	—	—	170,662

Subtotal	261,125	126,904	232,831				620,860

Former Directors
Susan B. Bayh	46,000	40,768	52,600	—	—	—	139,368
Ian R. Ferrier	3,000	53,289	9,260	—	—	—	65,549
Myron Z. Holubiak	11,625	93,103	21,993	—	—	—	126,721
Leslie D. Michelson	5,625	115,280	30,095	—	—	—	151,000
Gerald T. Stanewick	9,000	24,879	9,260	—	—	—	43,139
Devin N. Wenig	2,250	47,995	9,354	—	—	—	59,599

Subtotal	77,500	375,314	132,562				585,376

Total	$338,625	$502,218	$365,393				$1,206,236

(1)	The stock and option values listed in the table include the portion of stock and option awards granted in 2008 and prior years that vested during 2008. No grants of restricted shares were made in 2008 to directors. The amounts do not include any estimates of forfeitures (however, for financial statement purposes our assumptions use an estimate of zero forfeitures for outside directors based on our historical experience). See Notes to our consolidated financial statements for the year ended December 31, 2008 for details as to the assumptions used to determine the fair value of the option awards. See also our discussion in our Annual Report on Form 10-K for the year ended December 31, 2008 of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies.”
(2)	Dr. Rothman was a member of our Scientific Advisory Board during 2008 and received $75,000 in cash compensation during 2008 for such service. He also received 104,371 options to purchase shares of Common Stock that were fully vested on December 31, 2008 for such service.

J. Michael French, current director, President and CEO, and Steven C. Quay, current director (and former Chairman of the Board, CEO and CSO), have not been included in the Director Compensation Tables because they are Named Executive Officers and do not receive any additional compensation for services provided as a director.

Supplemental Director Award and Option Data Including 2008 Grants and

Outstanding Awards at Year-End

Name	2008 Restricted Stock Awards (# shares)	Fair Value of 2008 Restricted Stock Awards ($)(1)	2008 Stock Option Grants (# shares)	Fair Value of Options Granted in 2008 under SFAS 123R ($)(1)	Aggregate Number of Unvested Restricted Stock Awards Outstanding at December 31, 2008 (# shares)	Aggregate Number of Stock Options Outstanding at December 31, 2008 (# shares)
Current Directors
Alexander D. Cross	—	—	45,000	$34,178	5,332	83,000
Daniel Peters	—	—	45,000	34,178	—	45,000
John V. Pollock	—	—	55,000	41,773	4,999	107,500
James E. Rothman(2)	—	—	45,000	34,178	—	45,000
Gregory Sessler	—	—	60,000	45,570	—	60,000
Bruce R. Thaw	—	—	70,000	53,165	5,000	116,000

Former Directors
Susan B. Bayh(3)	—	—	55,000	41,773	—	32,500
Ian R. Ferrier(4)	—	—	—	—	—	24,000
Myron Z. Holubiak(4)	—	—	—	—	—	37,000
Leslie D. Michelson(4)	—	—	—	—	—	43,500
Gerald T. Stanewick(4)	—	—	—	—	—	26,000
Devin N. Wenig(4)	—	—	—	—	—	46,000

(1)	All of the options granted to our non-executive directors during 2008 were granted on June 10, 2008, the date of our annual meeting of stockholders, when the fair market value was $1.19 per share. The grant date fair value for 2008 option awards was $0.76 per share, calculated using Black Scholes methodology under SFAS 123R. No grants of restricted stock awards were made to directors during 2008.

(2)	Excludes 104,371 options granted to Dr. Rothman for his service on our Scientific Advisory Board.

(3)	Options outstanding at December 31, 2008 expire on April 9, 2009.

(4)	Options outstanding at December 31, 2008 expire on June 10, 2010.

In 2008, the components of compensation for the Board of Directors, as approved and ratified by the Nominating and Corporate Governance Committee of the Board of Directors, were as follows:

(a) for the year beginning June 2008, an annual retainer of $30,000 paid to non-employee members of the Board of Directors and equity awards of 30,000 options (45,000 options for the year beginning June 2008 only) as the annual retainer;

(b) a retainer of $25,000 and 25,000 options for the director named as Lead Independent Director;

(c) for Chairmen of Nominating and Corporate Governance Committee and Compensation Committee: $10,000 and 10,000 options as annual retainers;

(d) for Chairman of the Audit Committee: $15,000 and 15,000 options as annual retainers; and

(e) reimbursement for reasonable and necessary travel expenses incurred to attend our meetings.

Directors’ Stock Compensation Plans.    We maintain four compensation plans under which equity compensation awards may be made to directors: the Amended and Restated MDRNA, Inc. 2000 Nonqualified Stock Option Plan (the “2000 Plan”), the MDRNA, Inc. 2002 Stock Option Plan (the “2002 Plan”), the MDRNA, Inc. 2004 Stock Incentive Plan (the “2004 Plan”) and the MDRNA, Inc. 2008 Stock Incentive Plan (the “2008 Plan”). References to the “Director Option Plans” herein refer to the 2000 Plan, the 2002 Plan, the 2004 Plan and the 2008 Plan, collectively. It is our current practice that, upon becoming a member of the Board of Directors, each non-employee director may receive a discretionary award of options to purchase Common Stock and/or restricted shares of Common Stock as is determined at such time by the Compensation Committee of the Board of Directors. The discretionary stock option grants under the Director Option Plans are made at an exercise price per share of no less than the “fair market value” (as defined under the Director Option Plans) of a share of Common Stock on the date the option is granted, and both discretionary stock option and restricted stock grants are generally subject to a vesting period determined by the Compensation Committee in accordance with the applicable Director Option Plan (under most circumstances, a three-year vesting period). The Compensation Committee may make additional discretionary grants to eligible directors, consistent with the terms of the Director Option Plans. The Board of Directors may amend, suspend or terminate the Director Option Plans at any time, except that prior approval of our stockholders must be obtained pursuant to applicable NASDAQ rules for any amendments that would constitute a material revision to any of the Director Option Plans, and certain changes require the consent of the affected grantees. In 2008, 375,000 options were granted to the non-employee members of the Board of Directors pursuant to the Director Option Plans. The stock options were granted on June 10, 2008 when the fair market value of the common stock was $1.19.

Transactions with Related Persons, Promoters and Certain Control Persons

Our Code of Business Conduct and Ethics requires that all employees, including officers and directors, disclose to the CFO the nature of any company business that is conducted with any related party of such employee, officer or director. If the transaction involves an officer or director, the CFO must bring the transaction to the attention of the Audit Committee, which must review and approve the transaction in writing in advance.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our definitive proxy statement on Schedule 14A for our 2009 annual meeting, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, each as filed with the SEC.

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Respectfully submitted,

John V. Pollock, Chairman

Bruce R. Thaw

Daniel Peters

EQUITY COMPENSATION PLAN INFORMATION

The following table provides aggregate information as of December 31, 2008 about Common Stock that may be issued upon the exercise of options under all of our equity compensation plans, including the 1990 Plan, the 2000 Plan, the 2002 Plan, the 2004 Plan, the 2008 Plan and the 2007 Employee Stock Purchase Plan (the “ESPP”).

	(a)		(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)
Equity compensation plans approved by security holders	4,899,768	(1)	$4.45	2,524,911
Equity compensation plans not approved by security holders	1,289,563	(2)	$3.95	187,670

Total	6,189,331		$4.35	2,712,581

(1)	Consists of 996,500 shares of Common Stock underlying awards made pursuant to the 2002 Plan, 355,247 shares of Common Stock underlying awards made pursuant to the 2004 Plan and 3,548,021 shares of Common Stock underlying awards made pursuant to the 2008 Plan. The Board of Directors has delegated authority to the Compensation Committee to serve as administrator of the 2002 Plan, the 2004 Plan, the 2008 Plan and the ESPP.

(2)	Consists of 189,600 shares of Common Stock underlying awards made pursuant to the 2000 Plan and 1,099,963 shares of Common Stock underlying options awarded to J. Michael French, CEO and President, as an inducement to enter into his employment contract with us in June 2008. Under the 2000 Plan, we are authorized to grant non-qualified stock options to purchase a maximum of 1,000,000 shares of Common Stock (subject to adjustment in the event of stock splits, stock dividends, recapitalization and other capital adjustments) to our employees, officers, directors and consultants. The Board of Directors has delegated authority to the Compensation Committee to serve as administrator of the 2000 Plan. The Compensation Committee has discretion as to the persons to be granted options, the number of shares subject to the options and the vesting schedules of the options. The 2000 Plan also provides that options shall be exercisable during a period of no more than ten years from the date of grant, and that the option exercise price shall be at least equal to 100% of the fair market value of the Common Stock on the date of grant.

SUBMISSION OF STOCKHOLDER PROPOSALS

We intend to hold our 2010 annual meeting of stockholders in June 2010. To be considered for inclusion in our notice of annual meeting and proxy statement for, and for presentation at, the 2010 annual meeting of our stockholders, a stockholder proposal must be received by the Corporate Secretary, MDRNA, Inc., 3830 Monte Villa Parkway, Bothell, Washington 98021, no later than December 21, 2009, and must otherwise comply with applicable rules and regulations of the SEC, including Rule 14a-8 of Regulation 14A under the Exchange Act.

Our Bylaws require advance notice of any proposal by a stockholder intended to be presented at an annual meeting that is not included in our notice of annual meeting and proxy statement because it was not timely submitted under the preceding paragraph, or made by or at the direction of any member of the Board of Directors, including any proposal for the nomination for election as a director. To be considered for such presentation at the 2010 annual meeting of our stockholders, any such stockholder proposal must be received by the Corporate Secretary, MDRNA, Inc., no earlier than January 20, 2010 and no later than March 6, 2010, and discretionary authority may be used if untimely submitted.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership with the SEC and with NASDAQ. Such persons are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the reports filed by Reporting Persons, and written representations from certain Reporting Persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2008, the Reporting Persons met all applicable Section 16(a) filing requirements.

OTHER MATTERS

We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC, including the financial statements. Requests for copies of such Annual Report on Form 10-K should be directed to Bruce R. York, Secretary, MDRNA, Inc., 3830 Monte Villa Parkway, Bothell, Washington 98021.

Our Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or any adjournments thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their best judgment.

It is important that the proxies be returned promptly and that your shares are represented at the Annual Meeting. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By order of the Board of Directors,

Bruce R. York

Secretary

April 20, 2009

Bothell, Washington

ANNUAL MEETING OF STOCKHOLDERS OF

MDRNA, Inc.

DATE:	May 20, 2009
TIME:	10:00 A.M. Eastern Daylight Time
PLACE:	THE UNIVERSITY CLUB
1 WEST 54TH STREET
NEW YORK, N.Y. 10019

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE — Call toll-free 1-800-PROXIES

(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Daylight Time on May 19, 2009.

ä Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ä

The Board of Directors recommends a vote “FOR” proposal numbers 1, 2 and 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	Election of Directors:

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

NOMINEES:

¡ J. Michael French

¡ Daniel Peters

¡ James E. Rothman

¡ Gregory Sessler

¡ Bruce R. Thaw

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐

3.	Ratification of the proposal to approve an amendment to our amended and restated certificate of incorporation to effect a reverse stock split, at a time in the future, and in such ratio between a one-for-two and one-for-ten reverse stock split, to be determined by our Board of Directors, in conjunction with advice from our investment bankers, to be in the best interest of MDRNA, Inc.	☐	☐	☐

Any prior proxy authorized by the undersigned is hereby revoked. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the related Proxy Statement dated April 20, 2009.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Your vote is important. Authorizing the proxies named herein to cast your vote in one of the three ways described on this instruction card in accordance with the General Corporation Law of the State of Delaware, votes all shares of common stock of MDRNA, Inc. that you are entitled to vote. We urge you to promptly authorize the proxies named herein to cast your vote by detaching, signing and returning the attached proxy card in the postage-paid envelope provided, or:

O R

If you vote over the Internet or by telephone, please do not mail your card.

MDRNA, Inc.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) J. Michael French and Bruce R. York, or either of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of MDRNA, Inc. (the “Company”) to be held at The University Club, 1 West 54th Street, New York, N.Y. 10019, on Wednesday, May 20, 2009, at 10:00 a.m., Eastern Daylight Time, and any adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present, and to vote the number of shares the undersigned would be entitled to vote if personally present.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for proposal numbers 1, 2 and 3. Any prior proxies are hereby revoked.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND

RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on the reverse side)

COMMENTS: